Exhibit 10.3

                                                                [EXECUTION COPY]





                                CREDIT AGREEMENT


                           Dated as of April 15, 1999


                                     among


                             CONDOR SYSTEMS, INC.,
                                  as Borrower,


                      CERTAIN SUBSIDIARIES OF THE BORROWER
                        FROM TIME TO TIME PARTY HERETO,
                                 as Guarantors,


                              THE SEVERAL LENDERS
                         FROM TIME TO TIME PARTY HERETO


            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                   as Agent,


                                      AND

                         ANTARES CAPITAL CORPORATION.,
                             as Documentation Agent

                               TABLE OF CONTENTS

SECTION 1  DEFINITIONS........................................................1
      1.1  Definitions........................................................1
      1.2  Computation of Time Periods.......................................28
      1.3  Accounting Terms..................................................29
SECTION 2  CREDIT FACILITIES.................................................30
      2.1  Revolving Loans...................................................30
      2.2  Letter of Credit Facility.........................................32
      2.3  Swingline Loan Subfacility........................................36
SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES....................38
      3.1  Default Rate......................................................38
      3.2  Extension and Conversion..........................................39
      3.3  Prepayments.......................................................39
      3.4  Termination and Reduction of Committed Amount;
           Increase of Committed Amount......................................40
      3.5  Fees..............................................................41
      3.6  Capital Adequacy..................................................43
      3.7  Limitation on Eurodollar Loans....................................43
      3.8  Illegality........................................................43
      3.9  Requirements of Law...............................................44
      3.10 Treatment of Affected Loans.......................................45
      3.11 Taxes.............................................................46
      3.12 Compensation......................................................49
      3.13 Pro Rata Treatment................................................49
      3.14 Sharing of Payments...............................................50
      3.15 Payments, Computations, Etc.......................................51
      3.16 Evidence of Debt..................................................52
      3.17 Mitigation; Replacement of Affected Lenders.......................53
SECTION 4  GUARANTY..........................................................54
      4.1  The Guaranty......................................................54
      4.2  Obligations Unconditional.........................................55
      4.3  Reinstatement.....................................................56
      4.4  Certain Additional Waivers........................................56
      4.5  Remedies..........................................................56
      4.6  Rights of Contribution............................................57
      4.7  Guarantee of Payment; Continuing Guarantee........................58
SECTION 5  CONDITIONS........................................................58
      5.1  Closing Conditions................................................58
      5.2  Conditions to all Extensions of Credit............................62
SECTION 6  REPRESENTATIONS AND WARRANTIES....................................63
      6.1  Financial Condition...............................................63
      6.2  No Material Change................................................64
      6.3  Organization and Good Standing....................................64
      6.4  Power; Authorization; Enforceable Obligations.....................65
      6.5  No Conflicts......................................................65
      6.6  No Default........................................................65
      6.7  Ownership.........................................................66

      6.8  Taxes.............................................................66
      6.9  ERISA.............................................................66
      6.10 Subsidiaries......................................................67
      6.11 Other Credit Documents............................................68
      6.12 Governmental Regulations, Etc.....................................68
      6.13 Environmental Matters.............................................68
      6.14 Intellectual Property.............................................69
      6.15 Solvency..........................................................70
      6.16 Location of Collateral............................................70
      6.17 Disclosure........................................................70
      6.18 Brokers' Fees.....................................................70
      6.19 Labor Matters.....................................................70
      6.20 Nature of Business................................................70
      6.21 Representations and Warranties from Merger Agreement..............70
      6.22 Year 2000 Compliance..............................................71
      6.23 Litigation........................................................71
SECTION 7  AFFIRMATIVE COVENANTS.............................................71
      7.1  Information Covenants.............................................71
      7.2  Preservation of Existence and Franchises..........................75
      7.3  Books and Records.................................................75
      7.4  Compliance with Law...............................................75
      7.5  Payment of Taxes and Other Indebtedness...........................75
      7.6  Insurance.........................................................75
      7.7  Maintenance of Property...........................................76
      7.8  Performance of Obligations........................................76
      7.9  Use of Proceeds...................................................77
      7.10 Audits/Inspections................................................77
      7.11 Financial Covenants...............................................77
      7.12 Additional Guarantors.............................................78
      7.13 Pledged Assets....................................................79
      7.14 Year 2000 Compliance..............................................80
      7.15 Income and Assets of Credit Parties...............................80
      7.16 Further Assurances................................................80
SECTION 8  NEGATIVE COVENANTS................................................82
      8.1  Indebtedness......................................................83
      8.2  Liens.............................................................83
      8.3  Nature of Business................................................84
      8.4  Consolidation, Merger, Dissolution, etc...........................84
      8.5  Asset Dispositions................................................84
      8.6  Investments.......................................................85
      8.7  Restricted Payments...............................................85
      8.8  Other Indebtedness................................................85
      8.9  Transactions with Affiliates......................................86
      8.10 Fiscal Year.......................................................86
      8.11 Limitation on Restricted Actions..................................86
      8.12 Capital Expenditures..............................................87

      8.13 No Further Negative Pledges.......................................87
      8.14 Operating Lease Obligations.......................................87
      8.15 Limitation on Bank Accounts, etc..................................87
SECTION 9  EVENTS OF DEFAULT.................................................88
      9.1  Events of Default.................................................88
      9.2  Acceleration; Remedies............................................90
SECTION 10 AGENCY PROVISIONS.................................................91
      10.1 Appointment, Powers and Immunities................................91
      10.2 Reliance by Agent.................................................92
      10.3 Defaults..........................................................92
      10.4 Rights as a Lender................................................92
      10.5 Indemnification...................................................93
      10.6 Non-Reliance on Agent and Other Lenders...........................93
      10.7 Successor Agent...................................................94
      10.8 Documentation Agent...............................................94
SECTION 11 MISCELLANEOUS.....................................................94
      11.1 Notices...........................................................94
      11.2 Right of Set-Off; Adjustments.....................................95
      11.3 Benefit of Agreement..............................................95
      11.4 No Waiver; Remedies Cumulative....................................97
      11.5 Expenses; Indemnification.........................................98
      11.6 Amendments, Waivers and Consents..................................98
      11.7 Counterparts.....................................................100
      11.8 Headings.........................................................100
      11.9 Survival.........................................................100
      11.10 Governing Law; Submission to Jurisdiction; Venue................100
      11.11 Severability....................................................101
      11.12 Entirety........................................................101
      11.13 Binding Effect; Termination.....................................101
      11.14 Confidentiality.................................................102
      11.15 Source of Funds.................................................102
      11.16 Conflict........................................................103
      11.17 California Corporation Code Section 500.........................103

                                   SCHEDULES

Schedule 1.1A              Scheduled Financial Information
Schedule 1.1B              Investments
Schedule 1.1C              Liens
Schedule 2.1(a)            Lenders
Schedule 5.1(c)(i)         Form of Opinion of Davis Polk & Wardwell
Schedule 5.1(c)(ii)        Form of Opinion of Special California Counsel
Schedule 5.1(h)            Corporate Structure
Schedule 6.4               Required Consents, Authorizations, Notices
                           and Filings
Schedule 6.9               ERISA
Schedule 6.10              Subsidiaries
Schedule 6.13              Environmental Disclosures
Schedule 6.14              Intellectual Property
Schedule 6.16(a)           Mortgaged Properties
Schedule 6.16(b)           Collateral Locations
Schedule 6.16(c)           Chief Executive Offices/Principal Places
                           of Business
Schedule 6.23              Litigation
Schedule 7.6               Insurance
Schedule 8.1               Indebtedness

                                    EXHIBITS

Exhibit 1.1A               Form of Bank Agency Agreement
Exhibit 1.1B               Form of Pledge Agreement
Exhibit 1.1C               Form of Security Agreement
Exhibit 2.1(b)(i)          Form of Notice of Borrowing
Exhibit 2.1(e)             Form of Revolving Note
Exhibit 2.3(d)             Form of Swingline Note
Exhibit 3.2                Form of Notice of Extension/Conversion
Exhibit 3.4(b)             Form of New Commitment Agreement
Exhibit 7.1(c)             Form of Officer's Compliance Certificate
Exhibit 7.12               Form of Joinder Agreement
Exhibit 11.3(b)            Form of Assignment Agreement

                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT, dated as of April 15, 1999 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), is by and among CONDOR SYSTEMS, INC., a California corporation (the "Borrower"), the Guarantors (as defined herein), the Lenders (as defined herein), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for the Lenders (in such capacity, the "Agent") and ANTARES CAPITAL CORPORATION, as documentation agent for the Lenders (in such capacity, the "Documentation Agent").

                              W I T N E S S E T H

          WHEREAS, the Borrower has requested that the Lenders provide credit facilities in an aggregate amount of $40,000,000 (the "Credit Facilities") for the purposes hereinafter set forth; and

          WHEREAS, the Lenders have agreed to make the requested Credit Facilities available to the Borrower on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   SECTION 1

                                  DEFINITIONS

          1.1 Definitions.

          As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

          "Acquisition", by any Person, means the acquisition by such Person of a majority of the Capital Stock or an interest that, after the acquisition thereof, will constitute such Person as a Joint Venture or all or substantially all of the Property of another Person or a division or a line of business of another Person, whether or not involving a merger or consolidation with such other Person.

          "Additional Commitment" means, with respect to any lender which executes a New Commitment Agreement in accordance with Section 3.4(b), the commitment of such Lender in an aggregate principal amount up to the amount specified in such New Commitment Agreement (i) to make Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c) and (iii) to purchase Participation Interests in Swingline Loans in accordance with the provisions of Section 2.3(b).

          "Adjusted Base Rate" means the Base Rate plus the Applicable
Percentage.

          "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

          "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agency Services Address" means Bank of America National Trust and Savings Association, 1850 Gateway Boulevard, 5th Floor, Concord, California 94520, Attn: Agency Administrative Services #5596, or such other address as may be identified by written notice from the Agent to the Borrower.

          "Agent" shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

          "Agent's Fee Letter" means that certain letter agreement, dated as of the Closing Date, between the Agent and the Borrower, as amended, modified, restated or supplemented from time to time.

          "Applicable Lending Office" means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

          "Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any Loan, the applicable rate of the Unused Fee for any day for purposes of Section 3.5(b), the applicable rate of the Standby Letter of Credit Fee for any day for purposes of Section 3.5(c)(i) or the applicable rate of the Trade Letter of Credit Fee for any day for purposes of Section 3.5(c)(ii), the appropriate applicable percentage corresponding to the Total Leverage Ratio in effect as of the most recent Calculation Date:

==================================================================================================================
                                                              Applicable Percentages
                            --------------------------------------------------------------------------------------
                Total              For               For            For Standby      For Trade Letter        For
Pricing        Leverage     Eurodollar Loans      Base Rate      Letter of Credit     of Credit Fee         Unused
 Level          Ratio                               Loans               Fee                                  Fee
------------------------------------------------------------------------------------------------------------------
   I         greater than       3.50%             2.25%              3.50%              1.75%             1.50%
             or equal to
             5.0 to 1.0

  II         less than or       3.25%             2.00%              3.25%              1.625%            1.25%
             equal to 5.0
             to 1.0 but
             greater than
             or equal to
             4.5 to 1.0

  III        less than 4.5      3.00%             1.75%              3.00%              1.50%             1.00%
             to 1.0 but
             greater than
             or equal to
             4.0 to 1.0

  IV         less than 4.0      2.75%             1.50%              2.75%              1.375%            1.00%
             to 1.0 but
             greater than
             or equal to
             3.0 to 1.0

   V         less than 3.0      2.50%             1.25%              2.50%              1.25%             1.00%
             to 1.0


The Applicable Percentages shall be determined and adjusted quarterly on the date (for any fiscal quarter, the "Calculation Date") which is the earlier of
(a) the date on which the Credit Parties provide the Required Financial Information for the most recently ended fiscal quarter of the Consolidated Parties and (b) the date by which the Credit Parties are required pursuant to
Section 7.1 to provide the Required Financial Information for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages shall be based on Pricing Level I (as shown above) and shall remain at Pricing Level I until the Calculation Date for the fiscal quarter of the Consolidated Parties ending on September 30, 1999, on and after which time the Pricing Level shall be determined by the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, and (ii) if the Credit Parties fail to provide the Required Financial Information to the Agency Services Address for the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level I until such time as such Required Financial Information is provided, whereupon the Pricing Level shall be determined by the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans and Letters of Credit as well as any new Loans and Letters of Credit made or issued.

          "Asset Disposition" means any disposition, other than pursuant to an Excluded Asset Disposition, of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

          "Assignment Agreement" shall have the meaning assigned to such term in the Section 11.3(b).

          "Bank Agency Agreement" means the bank agency agreement dated as of the Closing Date in the form of Exhibit 1.1A to be executed in favor of the Agent by Wells Fargo Bank, N.A. and the Borrower, as amended, modified, restated or supplemented from time to time.

          "Bank of America" means Bank of America National Trust and Savings Association and its successors.

          "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged and unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

          "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

          "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

          "Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

          "Calculation Date" shall have the meaning assigned to such term in the definition of "Applicable Percentage" set forth in this Section 1.1.

          "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank (including a U.S. branch of a foreign bank) that has a combined capital and surplus and undivided profits of at least $500,000,000); (v) repurchase agreements which (a) are entered into with any entity referred to in clauses (iii) or (iv) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or A3 or better by Moody's and maturing not more than one year after such time; and (b) are secured by a fully perfected security interest in securities of a type referred to in clauses (i) or (ii) above and which have a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; (vi) short-term tax exempt securities that are rated not lower than MIG 1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less; (vii) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of Investments referred to in clauses (i) through (vi) and as to which withdrawals are permitted at least every 90 days and (viii) in the case of any Foreign Subsidiary, Investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (vii) above.

          "Change of Control" means any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) other than the Sponsors and members of management of the Borrower, (b) prior to a Qualifying IPO, the Sponsors and members of management of the Borrower shall fail to own beneficially, directly or indirectly in the aggregate, common stock of the Borrower carrying at least 51% of the voting power of the outstanding Voting Stock of the Borrower, (c) after a Qualifying IPO, the Sponsors and members of management of the Borrower shall fail to own beneficially, directly or indirectly in the aggregate, common stock of the Borrower carrying a greater percentage of the voting power of all outstanding Voting Stock of the Borrower than the percentage of such outstanding Voting Stock which any other "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), other than the Sponsors and members of management of the Borrower, (A) shall have acquired beneficial ownership, directly or indirectly, of, or (B) shall have acquired by contract or otherwise (or shall have entered into a contract or arrangement that, upon consummation, will result in acquisition of) control over, (d) prior to a Qualifying IPO, the failure of the Sponsors and members of management of the Borrower, in the aggregate, to control, whether through ownership of Voting Stock, by contract or otherwise, a majority of the seats (excluding vacant seats) on the Borrower's Board of Directors or (e) the occurrence of a "Change of Control" under the Subordinated Note Indenture. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

          "Closing Date" means the date hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

          "Collateral" means a collective reference to the collateral which is identified in, and at any time will be covered by, the Collateral Documents.

          "Collateral Documents" means a collective reference to the Security Agreement, the Pledge Agreement, the Bank Agency Agreement, the Mortgage Instruments and such other documents executed and delivered in connection with the attachment and perfection of the Agent's security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings, and such other security documents as may be delivered to the Agent from time to time pursuant to Section 7.13.

          "Collection Account" means any of the accounts described in the Bank Agency Agreement or such other account with respect to which a fully executed bank agency agreement in form and substance satisfactory to the Agent shall have been entered into among the Agent, the Borrower and Wells Fargo Bank, N.A.

          "Commitment" means (i) with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding of up to such Lender's Commitment Percentage of the Committed Amount, (a) to make Revolving Loans in accordance with the provisions of Section 2.1(a), (b) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c) and (c) to purchase Participation Interests in the Swingline Loans in accordance with the provisions of Section 2.3(b)(iii), (ii) with respect to the Issuing Lender(s), the commitment of the Issuing Lender(s) to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the Committed Amount and (iii) with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

          "Commitment Percentage" means, for any Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any Additional Commitments created pursuant to Section 3.4 or any assignment made in accordance with the provisions of
Section 11.3.

          "Committed Amount" means $40,000,000, as such amount may be reduced or increased from time to time as provided in Section 3.4.

          "Consolidated Capital Expenditures" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), all expenditures (whether paid in cash or other consideration or accrued as a liability and including that capitalized portion of Capital Leases) that are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries for such period, as determined in accordance with GAAP; provided that Consolidated Capital Expenditures shall not include (i) any such expenditures funded with the proceeds of any Asset Disposition, Excluded Asset Disposition, Involuntary Disposition or Equity Issuance occurring subsequent to the Closing Date or any such expenditure consisting of the acquisition of Eligible Assets which have been received as consideration for an Asset Disposition permitted under Section 8.5 or an Excluded Asset Disposition and
(ii) any Permitted Investment described in clauses (xii) and (xvi) of the definition thereof.

          "Consolidated Cash Interest Expense" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), interest expense (including the interest component under Capital Leases and the implied interest component under Synthetic Leases, but excluding up-front fees and expenses and the amortization of debt discount and premium), as determined in accordance with GAAP, to the extent the same are payable on a current basis in cash; provided, however, that Consolidated Cash Interest Expense for the four fiscal quarter period ending on March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 shall be equal to the amount indicated for Consolidated Cash Interest Expense for such period on Schedule 1.1A.

          "Consolidated Cash Taxes" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are payable on a current basis in cash.

          "Consolidated EBITDA" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), the sum (without duplication) of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income, has been deducted for (A) interest expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense and other charges and expenses (other than in connection with any write-downs of accounts receivable) reducing Consolidated Net Income for such period which do not represent a cash item in such period or in any future period, (D) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transaction), (E) the amount of any net loss (or minus the amount of any net gain) realized in connection with any Asset Disposition and (F) the amount of any extraordinary or unusual loss (or minus the amount of any extraordinary or unusual gain), all as determined in accordance with GAAP; provided, however, that Consolidated EBITDA for the four fiscal quarter period ending on March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 shall be equal to the sum of (i) the amount determined pursuant to the first clause of this definition for such period then plus (ii) the Consolidated EBITDA Adjustment for each fiscal quarter occuring during such period.

          "Consolidated EBITDA Adjustment" means, for each of the fiscal quarters ended June 30, 1998, September 30, 1998, December 31, 1998 and March 31, 1999, the amount indicated for such fiscal quarter on Schedule 1.1A.

          "Consolidated Net Income" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), net income after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

          "Consolidated Parties" means a collective reference to the Borrower and its Subsidiaries, and "Consolidated Party" means any one of them.

          "Consolidated Scheduled Funded Debt Payments" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), the sum of all scheduled payments of principal on Funded Indebtedness (including the principal component of payments due on Capital Leases, but excluding voluntary prepayments or mandatory prepayments required pursuant to
Section 3.3), as determined in accordance with GAAP.

          "Consolidated Total Assets" means, as of any date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), total assets, as determined in accordance with GAAP.

          "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

          "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

          "Credit Documents" means a collective reference to this Credit Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Agent's Fee Letter, the Collateral Documents and all other agreements and documents issued or delivered by any Credit Party pursuant to Section 7.12 or Section
7.13 (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Credit Document" means any one of them.

          "Credit Parties" means a collective reference to the Borrower and the Guarantors, and "Credit Party" means any one of them.

          "Credit Party Obligations" means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender(s)) and the Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (ii) all liabilities and obligations, whenever arising, owing from any Credit Party to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement and (iii) all liabilities and obligations, whenever arising, owing from any Credit Party to any Lender, or any Affiliate of a Lender, arising in respect of any deposit accounts maintained by such Credit Party with such Lender or Affiliate of a Lender.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" means, at any time, any Lender that (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the term of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

          "DLJMB" means DLJ Merchant Banking Partners II, L.P.

          "Documentation Agent" shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

          "Dollars" and "$" means dollars in lawful currency of the United
States.

          "Domestic Joint Venture" means any Joint Venture which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "Domestic Subsidiary" means any direct or indirect Subsidiary of the Borrower which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "EBITDA" means, for any Person or Property for any period, the net income (excluding extraordinary items) of such Person or Property for such period before (without duplication) interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

          "Eligible Assets" means any assets or any business (or any substantial part thereof) used or useful in the business of defense electronics (or any reasonable extensions or expansions thereof).

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender or any fund that invests in bank loans and is managed by an investment advisor to a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 11.3, the Borrower (such approval by the Agent or the Borrower not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower) and has actually been received by an Executive Officer of the Borrower; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

          "Eligible Real Property" means, with respect to any Consolidated Party, including any Person that becomes a Consolidated Party after the Closing Date as contemplated by Section 7.12, any real property owned or leased by such Consolidated Party (i) which is located in the United States, (ii) which has a fair market value of at least $1,000,000, and, in the case of leased real property, with respect to which the remaining term of the related lease exceeds 2 years and (iii) which is not Excluded Property.

          "Eligible Reinvestment" means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of Eligible Assets and (ii) any Permitted Acquisition.

          "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling Materials of Environmental Concern.

          "Equity Issuance" means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          "ERISA Affiliate" means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

          "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

          "Eurodollar Loan" means any Loan that bears interest at a rate based upon the Eurodollar Rate.

          "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

          "Eurodollar Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

          "Event of Default" shall have the meaning assigned to such term in
Section 9.1.

          "Excess Proceeds" shall have the meaning assigned to such term in
Section 7.6(b).

          "Excluded Asset Disposition" means, with respect to any Consolidated Party, (i) the sale of inventory in the ordinary course of such Consolidated Party's business, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business,
(iii) any Equity Issuance by such Consolidated Party and (iv) any sale, lease, transfer or other disposition of Property by such Consolidated Party to any other Consolidated Party.

          "Excluded Property" means, with respect to any Consolidated Party, including any Person that becomes a Consolidated Party after the Closing Date as contemplated by Section 7.12, any Property of such Consolidated Party which
(a) subject to the terms of Section 8.11 and Section 8.13, is subject to a Lien of the type described in clauses (vii) or (viii) of the definition of "Permitted Liens" set forth in Section 1.1 pursuant to documents which prohibit such Consolidated Party from granting any other Liens in such Property, (b) any contract, license or similar Property of any Consolidated Party which prohibits such Consolidated Party from granting any other Liens in such Property or provides that such contract, license or Property can be terminated (or is automatically terminated), or a default occurs thereunder, if any such Liens are granted or (c) any motor vehicles to the extent the filing of a UCC-1 financing statement in the appropriate jurisdiction is not sufficient under applicable law to perfect a security interest therein.

          "Executive Officer" of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

          "Fees" means all fees payable pursuant to Section 3.5.

          "Fixed Charge Coverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (iii) Consolidated Capital Expenditures for such period minus (iv) Consolidated Cash Taxes for such period to (b) the sum of (i) Consolidated Cash Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period.

          "Foreign Joint Venture" means any Joint Venture which is not a Domestic Joint Venture.

          "Foreign Subsidiary" means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

          "Funded Indebtedness" means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (e), (f), (g), (i) and (m) of the definition of "Indebtedness" set forth in this Section 1.1, (b) all Funded Indebtedness of others of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Funded Indebtedness of the type referred to in clause (a) above of another Person and (d) Funded Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

          "Global" means Global Technology Partners.

          "Global Advances" shall have the meaning assigned to such term in
Section 5.1(h).

          "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantors" means each of the Persons identified as a "Guarantor" on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.12, together with their successors and permitted assigns, and "Guarantor" means any one of them.

          "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the payment thereof, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

          "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange agreement.

          "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) (1) the maximum undrawn amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person (other than any such letters of credit not issued pursuant to this Credit Agreement to the extent that the payment of reimbursement obligations with respect thereto is supported by one or more Letters of Credit (each, a "Fronting LC") and (2) without duplication of any item referred to in clause
(1) above, all unreimbursed drafts drawn under any standby letters of credit issued or bankers' acceptances facilities created for the account of such Person other than Fronting LCs, (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the final Maturity Date hereunder, (l) the principal portion of all obligations of such Person under Synthetic Leases and
(m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.

          "Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%); and provided further, however, that if no such rate is specified, the applicable rate shall be the rate at which deposits in Dollars are offered to the Agent in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of such Eurodollar Loan and for a period of time comparable to such Interest Period.

          "Interest Payment Date" means (a) as to Base Rate Loans (including Swingline Loans which are Base Rate Loans), the last Business Day of each March, June, September and December and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

          "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six (or, to the extent available, nine or twelve) months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations thereof and conversions of Base Rate Loans into Eurodollar Loans); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of the calendar month in which such interest period is to end.

          "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory, supplies and intellectual property in the ordinary course of business and other than any acquisition of assets constituting a Consolidated Capital Expenditure or an expenditure excluded from the definition thereof by the proviso thereto), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than (i) deposits made in connection with the purchase of equipment, inventory and supplies in the ordinary course of business and (ii) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or (c) any other capital or other contribution to or investment in such Person, including, without limitation, any (i) Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and (ii) any Asset Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction (the amount of any such Investment under this subclause (c)(ii) to be the excess of the fair market value of the Property subject to such Asset Disposition over the value of the consideration received in respect of such Asset Disposition), but excluding any Restricted Payment to such Person.

          "Involuntary Disposition" shall have the meaning assigned to such term in Section 7.6(b).

          "Issuing Lender" means (i) Bank of America, in its capacity as issuer of any Letter of Credit or (ii) if Bank of America shall be unwilling to issue any Letter of Credit in the form requested by the Borrower in accordance with the terms of Section 2.2, such other Lender selected by the Borrower from time to time to issue such Letter of Credit.

          "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.12 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

          "Joint Venture" means a Person (other than a Subsidiary of the Borrower or a Governmental Authority) which meets the following criteria:

               (a) such Person is engaged in, or its Property is used or useful in, the business of defense electronics (or any reasonable extensions or expansions thereof);

               (b) the Borrower, either directly or through one or more Subsidiaries, holds an equity interest in such Person; and

               (c) the Borrower, either directly or through one or more Subsidiaries, has a right, whether through it ownership of equity interests in such Person, by contract or otherwise, to control or exert significant influence over (either itself or jointly with others with whom it has a contractual or other arrangement with respect thereto) the management and the conduct of the business of such Person.

          "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which has become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

          "Letter of Credit" means any letter of credit issued by the applicable Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

          "Loan" or "Loans" means the Revolving Loans (or a portion of any Revolving Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate) and/or the Swingline Loans, individually or collectively, as appropriate.

          "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith and any application therefor.

          "LOC Obligations" means, at any time, without duplication, the sum of
(i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender(s) but not theretofore reimbursed by the Borrower.

          "Material Adverse Effect" means a material adverse effect on (i) the business, assets, properties, operations or financial condition of the Consolidated Parties taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Agent and the Lenders under the Credit Documents.

          "Material Foreign Joint Venture" means, as of any date of determination, any Foreign Joint Venture with respect to which at any time on or after the Closing Date the percentage of the total assets (determined in accordance with GAAP) of such Joint Venture corresponding to the percentage of the aggregate equity interests of such Joint Venture held directly or indirectly by the Borrower is equal to or greater than $1,000,000, as determined as of the most recent fiscal quarter end preceding such date of determination with respect to which the Agent has received the Required Financial Information.

          "Material Foreign Subsidiary" means, as of any date of determination, any direct or indirect Foreign Subsidiary of the Borrower other than Condor Data Management, Ltd. which at any time on or after the Closing Date has total assets (determined in accordance with GAAP) equal to or greater than $1,000,000, as determined as of the most recent fiscal quarter end preceding such date of determination with respect to which the Agent has received the Required Financial Information.

          "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, pollutants or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Maturity Date" means April 15, 2004.

          "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of March 8, 1999, by and among the Borrower, Mergersub and the Shareholders defined therein, as the same may be amended on or prior to the Closing Date.

          "Mergersub" means WDC Acquisition Corp., a Delaware corporation.

          "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "Mortgage Instruments" shall have the meaning assigned such term in
Section 7.15(b).

          "Mortgage Policies" shall have the meaning assigned such term in
Section 7.15(b).

          "Mortgaged Properties" shall have the meaning assigned such term in
Section 7.15(b).

          "Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA.

          "Multiple Employer Plan" means a Plan (other than a Multiemployer
Plan) which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.

          "New Commitment Agreement" shall have the meaning assigned to such term in Section 3.4(b).

          "Net Cash Proceeds" means the aggregate proceeds paid in cash or Cash Equivalents received by any Consolidated Party in respect of any Asset Disposition or Involuntary Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition or Involuntary Disposition.

          "Net Senior Funded Indebtedness" means, as of any date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), all Funded Indebtedness minus (i) Funded Indebtedness outstanding under the Subordinated Notes and any other Funded Indebtedness which is subordinated to the Credit Party Obligations to at least the same extent of the Funded Indebtedness under the Subordinated Notes and (ii) all cash on hand and Investments consisting of Cash Equivalents, all as determined in accordance with GAAP.

          "Non-Consenting Lender" means any Lender that, in a response to any request by the Borrower or the Agent to a departure from, waiver of or amendment to any provision of any Credit Document that requires the agreement of all Lenders or all Lenders holding Commitments or Loans (and Participations in Letters of Credit), which departure, waiver or amendment received the consent of the Required Lenders, shall not have given its consent to such departure, waiver or amendment.

          "Note" or "Notes" means the Revolving Notes and/or the Swingline Note, individually or collectively, as appropriate.

          "Notice of Borrowing" means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i).

          "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

          "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

          "Other Taxes" shall have the meaning assigned to such term in Section 3.11.

          "Participation Interest" means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2, in Swingline Loans as provided in Section 2.3(b)(iii) or in any Loans as provided in Section 3.14.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

          "Permitted Acquisition" means an Acquisition by the Borrower or any Subsidiary of the Borrower, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the business of defense electronics (or any reasonable extensions or expansions thereof), (ii) the Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition (and/or the seller thereof) required to be delivered by the terms of Section 7.12 and/or Section
7.13 within the time periods provided therein, (iii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall not have taken (and not rescinded) any action to oppose such Acquisition, (iv) if the aggregate consideration paid with respect to such Acquisition exceeds $2,500,000, the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the Total Leverage Ratio and the Senior Leverage Ratio, (v) if the EBITDA of the Person or Property to be acquired in such Acquisition for the most recent 12 calendar-month period preceding the date of such Acquisition is greater than 25% of Consolidated EBITDA for the most recent fiscal year preceding the date of such Acquisition with respect to which the Agent has received the Required Financial Information, then the EBITDA of such Person or Property for such period shall be audited in accordance with GAAP by independent certified public accountants of recognized national standing reasonably acceptable to the Agent (whose opinion shall not be limited as to the scope or qualified as to going concern status), (vi) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) after giving effect to such Acquisition, there shall be at least $3,500,000 of availability existing under the Committed Amount and (viii) the aggregate consideration (including cash and non-cash consideration and any assumption of Indebtedness, but excluding consideration consisting of any Capital Stock of the Parent issued to the seller of the Capital Stock or Property acquired in such Acquisition, the proceeds of any Equity Issuance by the Parent occurring subsequent to the Closing Date and the proceeds of any Asset Disposition, Excluded Asset Disposition or Involuntary Disposition by any Consolidated Party occurring subsequent to the Closing Date) for all such Acquisitions occurring after the Closing Date shall not exceed $35,000,000 plus the amount of any increase in the Committed Amount pursuant to Section 3.4(b).

          "Permitted Investments" means Investments which are (i) cash and Cash Equivalents; (ii) accounts receivable acquired by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (iv) Investments existing as of the Closing Date and set forth in Schedule 1.1B and extensions or renewals thereof, provided that no such extension or renewal shall increase the amount of such Investment as of the Closing Date; (vi) advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $1,000,000 in the aggregate at any one time outstanding for all of the Consolidated Parties; (vii) Investments in any Credit Party; (viii) Investments in Joint Ventures and Consolidated Parties which are not Credit Parties in an aggregate principal amount not to exceed an amount equal to the sum of (A) $7,500,000 plus (B) 50% of net income (or minus 100% of the net loss) for the period from the Closing Date through the most recent fiscal quarter end for which the Lenders have received the Required Financial Information prior to the date of such Investment; (ix) Investments arising pursuant to Hedging Agreements permitted under Section 8.1(d); (x) Investments funded with the proceeds of Equity Issuance occurring subsequent to the Closing Date; (xi) Investments consisting of Eligible Reinvestments made pursuant to Section 7.6 or Section 8.5; (xii) Permitted Acquisitions; (xiii) Investments constituting consideration received in connection with an Asset Disposition permitted by Section 8.5, (xiv) Investments consisting of the Global Advances, (xv) Investments consisting of notes payable issued by any officer, director or employee of the Borrower or any of its Subsidiaries as payment for Capital Stock of the Borrower purchased by such officer, director or employee pursuant to the exercise of options and (xvi) other Investments in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

          "Permitted Liens" means:

          (i) Liens in favor of the Agent to secure the Credit Party
Obligations;

          (ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which, in the case of any Lien securing any obligations in excess of $2,000,000, the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

          (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which, in the case of any Lien securing any obligations in excess of $2,000,000, the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

          (iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (v) judgment Liens with respect to judgments which do not constitute an Event of Default under Section 9.1(h), and Liens securing bonds covering the payment of such judgments and reimbursement obligations with respect to letters of credit supporting any such bonds or any such judgments;

          (vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

          (vii) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person to the extent permitted under Section 8.1(c), provided that any such Lien attaches to such Property concurrently with or within 120 days after the acquisition thereof;

          (viii) Liens securing Indebtedness permitted under Section 8.1(g) and, to the extent encumbering cash and Cash Equivalents, Liens securing Indebtedness permitted under Section 8.1(d);

          (ix) Liens of the United States or any agency or instrumentality thereof on unliquidated advance and progress payments made by such Person under any contract providing for the sale of goods to such Person, together with any related work-in-process;

          (x) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

          (xi) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

          (xii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

          (xiii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (xiv) trustee's Liens granted to State Street Bank and Trust Company pursuant to the Subordinated Note Indenture;

          (xv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (xvi) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

          (xvii) Liens consisting of rights of first refusal and similar rights with respect to the Capital Stock of Joint Ventures and Consolidated Parties that are not Wholly Owned Subsidiaries of the Borrower; and

          (xviii) Liens existing as of the Closing Date and set forth on
Schedule 1.1C and Liens securing extensions or renewals of the Indebtedness which such identified Liens secure; provided that no such extension or renewal shall (a) extend such Lien to or cover any Property other than the Property subject thereto on the Closing Date, (b) increase the principal amount of the Indebtedness secured by such Liens as of the Closing Date or (c) otherwise result in a Default or Event of Default.

          "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

          "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

          "Pledge Agreement" means the pledge agreement dated as of the Closing Date in the form of Exhibit 1.1B to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

          "Prime Rate" means the per annum rate of interest established from time to time by Bank of America as its prime rate, which rate may not be the lowest rate of interest charged by Bank of America to its customers.

          "Pro Forma Basis" means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3) compliance with each of the financial covenants set forth in Section 7.11 in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Agent has received the Required Financial Information. As used herein, "transaction" shall mean (i) any Asset Disposition as referred to in Section
8.5 or (ii) any Acquisition as referred to in the definition of "Permitted Acquisition" set forth in this Section 1.1. In connection with any calculation of the financial covenants set forth in Section 7.11 upon giving effect to a transaction on a Pro Forma Basis:

               (A) for purposes of any such calculation in respect of any Asset Disposition as referred to in Section 8.5, (1) income statement items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded and (2) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period; and

               (B) for purposes of any such calculation in respect of any Acquisition as referred to in the definition of "Permitted Acquisition" set forth in this Section 1.1, (1) any Indebtedness incurred by any Consolidated Party in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (2) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Acquisition comprising such transaction, as applicable, shall be included beginning as of the first day of the applicable period, (3) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period and (4) pro forma adjustments may be included to the extent determined by the Borrower in good faith to be appropriate (including, whether or not such inclusion would be permitted under GAAP or Regulation S-X of the Securities and Exchange Commission, cost savings that would have been realized had such transaction occurred on the first day of such period).

          "Pro Forma Compliance Certificate" means a certificate of an Executive Officer of the Borrower delivered to the Agent in connection with (i) any Asset Disposition as referred to in Section 8.5 or (ii) any Acquisition as referred to in the definition of "Permitted Acquisition" set forth in this
Section 1.1, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Total Leverage Ratio and Senior Leverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Agent shall have received the Required Financial Information.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Qualifying IPO" means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of the common Capital Stock of the Borrower (i) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and (ii) resulting in proceeds to the Borrower of at least $25 million.

          "Register" shall have the meaning assigned to such term in Section 11.3(c).

          "Regulation D, T, U, or X" means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

          "Required Financial Information" means, with respect to the applicable Calculation Date, (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the fiscal period or quarter ending as of such Calculation Date, and (ii) the certificate of an Executive Officer of the Borrower required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

          "Required Lenders" means, at any time, Lenders other than Defaulting Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least a majority of
(i) the Commitments (and, without duplication, Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Loans and, without duplication, Participation Interests therein (including the Participation Interests of the applicable Issuing Lender in any Letters of Credit issued by such Issuing Lender and the Participation Interests of the Swingline Lender in any Swingline Loans).

          "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

          "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger or consolidation involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (other than dividends or distributions payable in the same or a junior class of Capital Stock of the applicable Person or to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, including any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Subordinated Notes.

          "Revolving Loans" shall have the meaning assigned to such term in
Section 2.1(a).

          "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each Lender provided pursuant to Section 2.1(e) and evidencing the Revolving Loans of such Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

          "Sale and Leaseback Transaction" means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

          "Securities Exchange Act" means the Securities Exchange Act of 1934.

          "Security Agreement" means the security agreement dated as of the Closing Date in the form of Exhibit 1.1C to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

          "Senior Leverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of
(a) Net Senior Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

          "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

          "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they become due, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Sponsors" means a collective reference to DLJMB, Global, Behrman Capital and their respective affiliates.

          "Standby Letter of Credit Fee" shall have the meaning assigned to such term in Section 3.5(c)(i).

          "Subordinated Note" means any one of the 11 7/8% Senior Subordinated Notes due 2009, issued by the Borrower pursuant to the Subordinated Note Indenture, as such Subordinated Notes may be amended, modified, restated or supplemented and in effect from time to time.

          "Subordinated Note Indenture" means the Indenture, dated as of the Closing Date, by and between the Borrower and State Street Bank and Trust Company, as trustee, as such Subordinated Note Indenture may be amended, modified, restated or supplemented and in effect from time to time.

          "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any other class or classes of securities of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock.

          "Swingline Committed Amount" shall have the meaning assigned to such term in Section 2.3(a).

          "Swingline Lender" means Bank of America.

          "Swingline Loan" shall have the meaning assigned to such term in
Section 2.3(a).

          "Swingline Note" means the promissory note of the Borrower in favor of the Swingline Lender provided pursuant to Section 2.3(d) and evidencing the Swingline Loans, as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

          "Taxes" shall have the meaning assigned to such term in Section 3.11.

          "Total Leverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Total Net Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

          "Total Net Funded Indebtedness" means, as of any date with respect to the Consolidated Parties on a consolidated basis (subject to the terms of Section 1.3), all Funded Indebtedness other than Indebtedness of the type referred to in clause (j)(1) of the definition of "Indebtedness" set forth in
Section 1.1 minus all cash on hand and Investments consisting of Cash Equivalents, all as determined in accordance with GAAP.

          "Trade Letter of Credit Fee" shall have the meaning assigned to such term in Section 3.5(c)(ii).

          "Transaction" means the recapitalization of the Borrower pursuant to the Merger Agreement and the related financings and other transactions contemplated by this Credit Agreement and the Merger Agreement, including the merger of Mergersub into the Borrower, with the Borrower being the surviving entity.

          "Unused Fee" shall have the meaning assigned to such term in Section 3.5(b).

          "Unused Fee Calculation Period" shall have the meaning assigned to such term in Section 3.5(b).

          "Unused Committed Amount" means, for any day, the amount by which (a) the then applicable Committed Amount exceeds (b) the sum on such day of (i) the outstanding aggregate principal amount of all Revolving Loans (but not including any Swingline Loans) plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

          "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Wholly Owned Domestic Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

          "Wholly Owned Subsidiary" of any Person means any Subsidiary 100% of whose Voting Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

          "Year 2000 Compliant" shall have the meaning assigned to such term in
Section 6.22.

          1.2 Computation of Time Periods.

          For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

          1.3 Accounting Terms.

          Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as at December 31, 1998); provided, however, if (a) the Credit Parties shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lenders as to which no such objection shall have been made.

          Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.11 (including without limitation for purposes of the definitions of "Applicable Percentage" and "Pro Forma Basis" set forth in
Section 1.1), (i) in connection with any Asset Disposition as contemplated by
Section 8.5, (A) income statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) in connection with any Acquisition as referred to in the definition of "Permitted Acquisition" set forth in Section 1.1, (A) income statement items (whether positive or negative, but excluding capital expenditures) attributable to any Person or Property acquired in any Permitted Acquisition shall, to the extent not otherwise included in such income statements items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in
Section 1.1, be included to the extent relating to any period applicable in such calculations and (B) pro forma adjustments may be included to the extent determined by the Borrower in good faith to be appropriate (including, whether or not such inclusion would be permitted under GAAP or Regulation S-X of the Securities and Exchange Commission), cost savings that would have been realized had such transaction occurred on the first day of such period. In addition, the calculation of (i) Consolidated Capital Expenditures, (ii) Consolidated Cash Interest Expense, (iii) Consolidated Cash Taxes, (iv) Consolidated EBITDA, (v) Consolidated Total Assets, (vi) Net Senior Funded Indebtedness (to the extent not otherwise included in Net Senior Funded Indebtedness of the Borrower and its Subsidiaries) and (vii) Total Net Funded Indebtedness (to the extent not otherwise included in Total Net Funded Indebtedness of the Borrower and its Subsidiaries) shall include the portion of each component of Consolidated EBITDA and the portion of Consolidated Capital Expenditures, Consolidated Cash Interest Expense, Consolidated Cash Taxes, Consolidated Total Assets, Net Senior Funded Indebtedness and Total Net Funded Indebtedness attributable to each Joint Venture or Consolidated Party which is not a Credit Party in which the Borrower held a direct or indirect equity interest during the relevant period or at the relevant time, as the case may be. Such portion shall be equal to the percentage of each such


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



component of Consolidated EBITDA or the portion of Consolidated Capital Expenditures, Consolidated Cash Interest Expense, Consolidated Cash Taxes, Consolidated Total Assets, Net Senior Funded Indebtedness or Total Net Funded Indebtedness, as the case may be, equal to the percentage of the aggregate equity interests of such Joint Venture or Consolidated Party which is not a Credit Party held directly or indirectly by the Borrower.


                                   SECTION 2

                               CREDIT FACILITIES

          2.1 Revolving Loans.

          (a) Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender's Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("Revolving Loans") from time to time from the Closing Date until the Maturity Date, or such earlier date as the Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed the Committed Amount; provided, further, (A) with regard to each Lender individually, such Lender's outstanding principal amount of Revolving Loans shall not exceed such Lender's Commitment Percentage of the Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 10 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

          (b) Revolving Loan Borrowings.

               (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Agent not later than 9:00 A.M. (San Francisco, California time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans or Eurodollar Loans, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable

     Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

               (ii) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is a Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Committed Amount, if less), subject to Sections 2.2(e) and 2.3(b)(iii).

               (iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Agent may specify in writing, by 10:00 A.M. (San Francisco, California time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office (or such other account of the Borrower as the Borrower shall specify to the Agent from time to time) with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

          (d) Interest. Subject to the provisions of Section 3.1,

               (i) Rate of Interest.

                    (A) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                    (B) Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

               (ii) Payment of Interest. Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

          (e) Revolving Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender's Commitment Percentage of the Committed Amount and in substantially the form of Exhibit 2.1(e).

          2.2 Letter of Credit Facility.

          (a) Issuance. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the applicable Issuing Lender agrees to issue, and each Lender severally agrees to participate in the issuance by each Issuing Lender of, standby and trade Letters of Credit in Dollars from time to time from the Closing Date until the date thirty (30) days prior to the Maturity Date as the Borrower may request, in a form reasonably acceptable to the applicable Issuing Lender; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not at any time exceed the Committed Amount. No Letter of Credit shall (x) have an original expiry date more than three years from the date of issuance (provided that any such Letter of Credit may contain customary "evergreen" provisions pursuant to which the expiry date is automatically extended by a specific time period unless the applicable Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (y) as originally issued or as extended, have an expiry date extending beyond the date thirty (30) days prior to the Maturity Date. The issuance and expiry dates of each Letter of Credit shall be a Business Day.

          (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the applicable Issuing Lender and the Agent at least three (3) Business Days prior to the requested date of issuance. The applicable Issuing Lender will provide to the Agent, at least quarterly, who will in turn, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payment or expirations which may have occurred.

          (c) Participation. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a Participation Interest from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the applicable Issuing Lender and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's Participation Interest in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Agent for the account of the applicable Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Agent of an unreimbursed drawing pursuant to the provisions of subsection (d) below. The obligation of each Lender to so reimburse the applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

          (d) Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Agent. Unless the Borrower shall promptly notify the Agent and the applicable Issuing Lender that the Borrower intends to otherwise reimburse the applicable Issuing Lender for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of such drawing as provided in subsection (e) below, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the applicable Issuing Lender for each drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds (i) if it shall receive notice of such drawing from the applicable Issuing Lender prior to 8:30 a.m. (San Francisco, California time) on any Business Day, on such Business Day and (ii) if it shall receive such notice after 8:30 a.m. (San Francisco, California time) on any day, on the next Business Day after it shall receive such notice. The unreimbursed amount of any drawing shall bear interest from the date of such drawing through the date upon which reimbursement thereof is required as provided above at the Federal Funds Rate. If the Borrower shall fail to reimburse the applicable Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall thereafter bear interest at a per annum rate equal to the Adjusted Base Rate plus 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the applicable Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The applicable Issuing Lender will promptly notify the Agent, who shall, in turn, promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the applicable Issuing Lender in Dollars and in immediately available funds, the amount of such Lender's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Agent if such notice is received at or before 11:00 A.M. (San Francisco, California time), and otherwise such payment shall be made at or before 9:00 A.M. (San Francisco, California time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Agent for the account of the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Agent for the account of the applicable Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the applicable Issuing Lender, and the right of the applicable Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Agent for the account of the applicable Issuing Lender, such Lender shall, automatically and without any further action on the part of the Agent, the applicable Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the applicable Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon, and shall have a claim against the Borrower with respect thereto.

          (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Agent for the account of the applicable Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder,
(ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the applicable Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Agent for the account of the applicable Issuing Lender, to the extent not paid to the applicable Issuing Lender by the Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

          (f) Designation of Consolidated Parties as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may be issued for the account of a Consolidated Party other than the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

          (g) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

          (h) Uniform Customs and Practices. The applicable Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof. Standby Letters of Credit may also be subject to IFP98 (International Standby Practice).

          (i) Indemnification; Nature of Issuing Lender's Duties.

               (i) In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

               (ii) As between the Borrower and the Lenders (including the applicable Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including the applicable Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the applicable Issuing Lender's rights or powers hereunder.

               (iii) Nothing in this subsection (i) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. The obligations of the Borrower under this subsection (i) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the applicable Issuing Lender) to enforce any right, power or benefit under this Credit Agreement.

               (iv) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify any Lender (including the applicable Issuing Lender) in respect of any liability incurred by such Lender (A) arising solely out of the gross negligence or willful misconduct of such Lender, or (B) caused by such Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree.

          (j) Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the applicable Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the applicable Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the applicable Issuing Lender any amounts made available by such Lender to the applicable Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the applicable Issuing Lender.

          (k) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

          2.3 Swingline Loan Subfacility.

          (a) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans requested by the Borrower in Dollars to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time from the Closing Date until the Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS

($5,000,000) (the "Swingline Committed Amount"), and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Committed Amount. Swingline Loans hereunder shall be made as Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof.

          (b) Swingline Loan Advances.

               (i) Notices; Disbursement. Whenever the Borrower desires a Swingline Loan advance hereunder it shall give written notice (or telephonic notice promptly confirmed in writing) to the Swingline Lender and the Agent not later than 11:00 A.M. (San Francisco, California time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of any such notice from the Borrower (subject to clause (iii) below). The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 2:00 P.M. (San Francisco, California time) on the Business Day of the requested borrowing.

               (ii) Minimum Amounts. Each Swingline Loan advance shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 (or the remaining amount of the Swingline Committed Amount, if less).

               (iii) Repayment of Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date more than seven (7) Business Days from the date of advance thereof) or (B) the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in
     Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Commitment Percentage of the Committed Amount (determined before giving effect to any termination of the Commitments pursuant to Section 3.4), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of subsection (c)(ii) below, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to the Federal Funds Rate.

          (c) Interest on Swingline Loans.

               (i) Rate of Interest . Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at a per annum rate equal to the Adjusted Base Rate less the rate of the Unused Fee, in each case as in effect from time to time.

               (ii) Payment of Interest. Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), unless accelerated sooner pursuant to Section 9.2.

          (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in an original principal amount equal to the Swingline Committed Amount substantially in the form of Exhibit 2.3(d).


                                   SECTION 3

                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

          3.1 Default Rate.

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



          Upon the occurrence, and during the continuance, of default in the payment of any amount hereunder, under the Notes or under any of the other Credit Documents, such overdue amount shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%).

          3.2 Extension and Conversion.

          The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (iii) no more than 10 Eurodollar Loans shall be outstanding under this Credit Agreement at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (v) Swingline Loans may not be extended or converted pursuant to this Section 3.2. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, prior to 9:00 A.M. (San Francisco, California time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

          3.3 Prepayments.

          The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining principal balance of the Revolving Loans, if less). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify a voluntary prepayment then such prepayment shall be applied to Loans, first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(a) shall be subject to
Section 3.12, but otherwise without premium or penalty, and, in the case of Eurodollar Loans, shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

          3.4 Termination and Reduction of Committed Amount; Increase of Committed Amount.

          (a) Reductions in Committed Amount.

               (i) General. The Borrower may from time to time permanently reduce or terminate the Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if less, the full remaining amount of the then applicable Committed Amount)) upon three Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans to exceed the Committed Amount, unless, concurrently with such termination or reduction, the Loans are repaid to the extent necessary to eliminate such excess. The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 3.4(a).

               (ii) Maturity Date. The Commitments of the Lenders, the Issuing Lender(s) and the Swingline Lender shall automatically terminate on the Maturity Date.

               (iii) Payment of Fees. The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 3.5(b), on the date of the termination of the Committed Amount in its entirety, the Unused Fee accrued through the date of such termination.

          (b) Increase in Committed Amount. The Borrower shall have the right, upon at least ten (10) Business Days' prior written notice to the Agent, to increase the Committed Amount by up to $25,000,000, in up to two (2) increases, at any time on or after the Closing Date and prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

               (1) no Event of Default shall have occurred and be continuing on the date on which such Committed Amount increase is to become effective;

               (2) the representations and warranties set forth in Section 6 of this Credit Agreement shall be true and correct in all material respects on and as of the date on which such Committed Amount increase is to become effective;

               (3) on or before the date on which such Committed Amount increase is to become effective, the Agent shall have received, for its own account, the mutually acceptable fees and expenses required by separate agreement of the Borrower and the Agent to be paid in connection with such increase;

               (4) such Committed Amount increase shall be an integral multiple of $1,000,000 and shall in no event be less than $5,000,000;

               (5) the Borrower shall have delivered to the Agent a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying that the Indebtedness of the Borrower under the Credit Documents as in effect after giving effect to such increase in the Committed Amount (including, without limitation, any Loan made thereafter and any reimbursement obligations with respect to Letters of Credit issued thereafter) constitute "Designated Senior Indebtedness" under the Subordinated Note Indenture; and

               (6) such requested Committed Amount increase shall be effective on such date only to the extent that, on or before such date, the Agent shall have received and accepted from one or more lenders reasonably acceptable to the Agent and, with respect to any lender that is not at such time a Lender hereunder, the Borrower an agreement in the form of
     Exhibit 3.4(b) hereto (each such agreement a "New Commitment Agreement"), with respect to the Additional Commitment of such Lender.

          (c) Upon the effectiveness of the increase in the Committed Amount pursuant to subsection (b), the Commitment Percentage of each Lender shall be automatically adjusted so that, after giving effect to such adjustment, the Commitment Percentage of each Lender (other than a Lender whose Commitment shall have been increased in connection with such increase in the Committed Amount) multiplied by the Committed Amount shall, before and after giving effect to such increase, be equal.

          (d) If and when any adjustment is made to the Commitment Percentage of any Lender pursuant to subsection (c) at any time when any Loans are outstanding, the Borrower, the Agent and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Loans to conform the respective amounts thereof held by each Lender to the respective Commitment Percentages as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any Loan that is a Eurodollar Loan on a day other than the last day of the Interest Period applicable thereto.

         3.5      Fees.

          (a) Underwriting Fees. The Borrower agrees to pay to the Agent for the benefit of the Lenders in immediately available funds on or before the Closing Date the underwriting fees in the amount provided in the Agent's Fee Letter.

          (b) Unused Fee. In consideration of the Commitments of the Lenders hereunder, the Borrower agrees to pay to the Agent for the account of each Lender a fee (the "Unused Fee") on the Unused Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage in effect from time to time. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Committed Amount is reduced to zero and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

          (c) Letter of Credit Fees.

               (i) Standby Letter of Credit Issuance Fee. In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the "Standby Letter of Credit Fee"), computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage, on such Lender's Commitment Percentage of the maximum amount available to be drawn under each such standby Letter of Credit on such day. The Standby Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December (and on any date that the Committed Amount is reduced to zero and on the Maturity Date) for the immediately preceding quarter (or a portion thereof).

               (ii) Trade Letter of Credit Drawing Fee. In consideration of the issuance of trade Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the "Trade Letter of Credit Fee"), computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage, on such Lender's Commitment Percentage of the maximum amount available to be drawn under each such trade Letter of Credit on such day. The Trade Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December (and on any date that the Committed Amount is reduced to zero and on the Maturity Date) for the immediately preceding quarter (or a portion thereof).

               (iii) Issuing Lender Fees. In addition to the Standby Letter of Credit Fee payable pursuant to clause (i) above and the Trade Letter of Credit Fee payable pursuant to clause (ii) above, the Borrower promises to pay to the applicable Issuing Lender for its own account without sharing by the other Lenders (A) a letter of credit fronting fee, computed at a per annum rate for each day from the date of issuance to the date of expiration of each Letter of Credit of 0.125% on the maximum amount available to be drawn under each Letter of Credit on such day, which fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December (and on any date that the Committed Amount is reduced to zero and on the Maturity Date) for the immediately preceding quarter (or a portion thereof) and (B) the customary charges from time to time of the applicable Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

          (d) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, the administrative fees referred to in the Agent's Fee Letter.

          3.6 Capital Adequacy.

          If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Any Lender claiming compensation under this Section 3.6 shall furnish to the Borrower and the Agent a statement setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods

          3.7 Limitation on Eurodollar Loans.

          If on or prior to the first day of any Interest Period for any Eurodollar Loan:

               (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

               (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

          3.8 Illegality.

          Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

          3.9 Requirements of Law.

          If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

               (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than amounts excluded from the definition of "Taxes" and Taxes and Other Taxes, the payment of which is governed by
     Section 3.11);

               (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

               (iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section
3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Agent a statement setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          3.10 Treatment of Affected Loans.

          If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

               (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

               (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

          3.11 Taxes.

          (a) Any and all payments by any Credit Party to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) taxes imposed on its income and franchise or similar taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its principal executive office or Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof and (ii) with respect to each Lender or the Agent, taxes imposed by reason of any present or former connection between such Lender or the Agent (as the case may be) and the jurisdiction imposing such taxes, other than solely as a result of this Credit Agreement or under any other Credit Document or any transaction contemplated hereby (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided that no such additional sums shall be required to be paid to any Lender or the Agent under clause (i) above except to the extent that any change after the date hereof (in the case of the Agent and each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Person became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Credit Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Person.

          (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

          (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to make payment to any Person pursuant to this sentence in respect of penalties or interest attributable to any Taxes or Other Taxes, if written demand therefor has not been made by such Person within 45 days from the date on which such Person knew of the imposition of Taxes or Other Taxes by the relevant taxing authority or for any additional imposition which may arise from the failure of such Person to apply payments in accordance with the applicable tax law after the Borrower has made the payments required hereunder; provided further, however, that the Borrower shall not be required to pay any such additional amounts except to the extent that any change after the date hereof (in the case of the Agent and each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Person became a Lender (in the case of each other Lender) in any such requirement for the deduction, withholding or payment of Taxes or Other Taxes shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Credit Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Person. After a Lender or the Agent (as the case may be) learns of the imposition of Taxes or Other Taxes, such Person will act in good faith to notify the Borrower of its obligations hereunder as soon as reasonably possible.

          (d) Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter before the date any such form expires or becomes obsolete or invalid, or if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue
Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

          (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form described in
Section 3.11(d) (except to the extent such failure is due solely to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such reasonable steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

          (g) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the applicable Credit Party shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

          (h) If the Borrower determines in good faith that a reasonable basis exists for contesting the imposition of a Tax or Other Tax with respect to a Lender or the Agent, if requested by the Borrower, the relevant Lender or the Agent, as the case may be, shall reasonably cooperate with the Borrower in challenging such Tax or Other Tax at the Borrower's expense; provided, however, that nothing in this subsection (h) shall require any Lender to submit to the Borrower or any other Person any tax returns or any part thereof, or to prepare or file any tax returns other than as such Lender in its sole discretion shall determine.

          (i) If a Lender or the Agent (as the case may be) shall receive a refund (including any offset or credits against Taxes or Other Taxes) from a taxing authority of any Taxes or Other Taxes paid or reimbursed by the Borrower pursuant to Sections 3.11(a), 3.11(b) or 3.11(c), such Person shall promptly pay the Borrower the amount so received, with interest, if any, from the taxing authority with respect to such refund, net of any tax liability incurred by such Person that is attributable to the receipt of such refund and such interest; provided that such Person shall be entitled to use reasonable methods to calculate the allocation of any such refund payable to the Borrower.

          (j) Each of the Lenders and the Agent agree, to the extent reasonable and without material cost to it, to cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 3.11; provided, however, that nothing in this Section 3.11 shall require the Agent or any Lender to take any action which, in the sole discretion of such Lender, is inconsistent with its internal policy and legal and regulatory restrictions.

          (k) The Borrower shall not be obligated to compensate the Agent or any Lender for any costs or additional amounts with respect to which such Person may request compensation pursuant to this Section 3.11 to the extent such costs have accrued, or have been incurred, prior to 90 days prior to the date on which such Person demands compensation therefor hereunder.

          (l) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

          3.12 Compensation.

          Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (other than loss of margin after the date of such payment, prepayment, Conversion, Continuation or failure to borrow, Convert, Continue or prepay) incurred by it as a result of:

               (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

               (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in
     Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over
(b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

          3.13 Pro Rata Treatment.

          Except to the extent otherwise provided herein:

               (a) Loans. Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Unused Fees, each payment of the Standby Letter of Credit Fee, each payment of the Trade Letter of Credit Fee, each reduction of the Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans of the applicable type and Participation Interests in Loans of the applicable type and Letters of Credit.

               (b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and
     (ii) from a Lender at the Federal Funds Rate.

          3.14 Sharing of Payments.

          The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

          3.15 Payments, Computations, Etc.

               (a) Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Agent's office specified in Schedule 2.1(a) not later than 11:00 A.M. (San Francisco, California time) on the date when due. Payments received after such time may, in the Agent's discretion, be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations then due and owing by the Borrower hereunder, subject to the terms of Section 3.13(a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 11:00 A.M. (San Francisco, California time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent may, in the Agent's discretion, distribute such payment to such Lenders either on such Business Day or on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

               (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

               FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

               SECOND, to payment of any fees owed to the Agent;

               THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of the Agent in connection with enforcing its rights, for the benefit of itself and the benefit of each of the Lenders, under the Credit Documents (without duplication of any amounts satisfied pursuant to clause "FIRST" above);

               FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;

               FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

               SIXTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

               SEVENTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "SIXTH" above; and

               EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH", "SIXTH" and "SEVENTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "SIXTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender(s) from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "SIXTH" and "SEVENTH" above in the manner provided in this Section 3.15(b).

          3.16 Evidence of Debt.

               (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

               (b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of any Credit Party and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

               (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.16 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

          3.17 Mitigation; Replacement of Affected Lenders.

               (a) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 3.8, Section 3.9, Section 3.6 or Section 3.11, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or
     (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 3.8, Section 3.9, Section 3.6 or Section 3.11 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 3.17(a) unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 3.17(a) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to Agent) shall be conclusive absent manifest error.

               (b) If any Lender having a Commitment becomes a Defaulting Lender or otherwise defaults in its Commitment or if the obligation of any Lender to make Eurodollar Loans is suspended under Section 3.8 or if any Lender is owed increased costs under Section 3.6 or Section 3.9, or the Borrower is required to make any payments under

     Section 3.11 to any Lender in excess of those to the other Lenders or if any Lender becomes a Non-Consenting Lender, the Borrower shall have the right to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this
     Section 3.17, the Replaced Lender and Replacement Lender shall enter into one or more Assignment Agreements, in form and substance reasonably satisfactory to such parties and the Agent, pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender and (ii) all obligations of the Borrower owing to the Replaced Lender relating to the Loans so replaced (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such replaced Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, (1) any Lender that is an Issuing Lender may not be replaced hereunder at any time that it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Issuing Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account maintained with the Agent in amounts and pursuant to arrangements satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit and (2) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of
     Section 10.7. The Replaced Lender shall be required to deliver for cancellation its applicable Notes to be canceled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.


                                   SECTION 4

                                    GUARANTY

          4.1 The Guaranty.

          Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due

(whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

          Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

          4.2 Obligations Unconditional.

          The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability against any other party thereto of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full in respect of all Credit Party Obligations described in clause (i) of the definition thereof, and all Commitments under this Credit Agreement have been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

               (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

               (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

               (c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

               (d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

               (e) any of the Credit Party Obligations (other than the obligations of such Guarantor under this Section 4) shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

          4.3 Reinstatement.

          The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          4.4 Certain Additional Waivers.

          Without limiting the generality of the provisions of this Section 4, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. ss.ss. 26-7 through 26-9, inclusive, to the extent applicable. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

          4.5 Remedies.

          The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of
Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreements and the other Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

          4.6 Rights of Contribution.

          The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full to the Agent and the Lenders of the Guaranteed Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until payment and satisfaction in full of all of such Guaranteed Obligations. For purposes of this Section 4.6, (a) "Guaranteed Obligations" shall mean any obligations arising under the other provisions of this Section 4; (b) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) "Pro Rata Share" shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any

Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to
Section 8.4.

          4.7 Guarantee of Payment; Continuing Guarantee.

          The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.


                                   SECTION 5

                                   CONDITIONS

          5.1 Closing Conditions.

          The obligation of the Lenders to make the initial Loans or the applicable Issuing Lender to issue the initial Letter of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions:

               (a) Executed Credit Documents. Receipt by the Agent of duly executed copies of: (i) this Credit Agreement, (ii) the Notes, (iii) the Pledge Agreement, (iv) the Security Agreement, (v) the Bank Agency Agreement and (vi) the Agent's Fee Letter.

               (b) Corporate Documents. Receipt by the Agent of the following:

                    (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                    (ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                    (iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                    (iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities in each such jurisdiction.

                    (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

               (c) Opinions of Counsel. The Agent shall have received, in each case dated as of the Closing Date:

                    (i) a legal opinion of Davis Polk & Wardwell, substantially in the form of Schedule 5.1(c)(i); and

                    (ii) a legal opinion of special California counsel for each Credit Party, substantially in the form of Schedule 5.1(c)(ii).

               (d) Personal Property Collateral. The Agent shall have received:

                    (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and Liens that will be released on the Closing Date pursuant to the terms of the payoff letters described in Section 5.1(q);

                    (ii) duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent's reasonable discretion, to perfect the Agent's security interest in the Collateral;

                    (iii) searches of ownership of, and Liens on, intellectual property of each Credit Party in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent's security interest in the Collateral;

                    (iv) all certificates evidencing any certificated Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged

          Capital Stock of any Material Foreign Subsidiary, such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

                    (v) all instruments and chattel paper evidencing obligations in an amount in excess of $50,000 in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Agent's security interest in the Collateral;

                    (vi) in the case of any personal property Collateral located at a premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Agent; and

                    (vii) satisfactory evidence that each of the account debtors of any Consolidated Party has been notified that all payments due in respect accounts receivable owing by such account debtor to the applicable Consolidated Party are to be made directly to the Collection Account.

               (e) Evidence of Insurance. Receipt by the Agent of copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Agreement, including, but not limited to, naming the Agent as additional insured (in the case of liability insurance) or sole loss payee (in the case of hazard insurance) on behalf of the Lenders.

               (f) Government Consent. Receipt by the Agent of evidence that all governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance), all consents required pursuant to Section 9.02(e) of the Merger Agreement and approvals required to be provided as a condition precedent to Mergersub's obligations under the Merger Agreement or otherwise necessary or, in the reasonable opinion of the Agent, desirable in connection with the Transaction and expiration of all applicable waiting periods without any action being taken by any authority that would reasonably be expected to restrain, prevent or impose any material adverse conditions on the Transaction, and no law or regulation shall be applicable which in the reasonable judgment of the Agent would reasonably be expected to have such effect.

               (g) Merger Agreement. The Merger Agreement (i) shall have been consummated materially in accordance with the terms thereof and in compliance with applicable law and regulatory approvals, and all conditions precedent to the obligations of the buyer thereunder shall have been satisfied in all material respects and (ii) shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in any material respect without the prior written consent of the Agent. The Agent shall have received a copy, certified by an Executive Officer of the Borrower as true and complete, of the Merger Agreement as originally executed and delivered, together with all exhibits and schedules.

               (h) Corporate Structure, etc. On the Closing Date, the corporate capital and ownership structure of the Consolidated Parties (after giving effect to the Transaction) shall be as set forth in Schedule 5.1(h) and the Agent shall be satisfied that
     (i) the aggregate amount of payments in respect of the Transaction will not exceed $150.9 million, (ii) DLJMB, Global and Behrman Capital shall have contributed approximately $44.5 million (which shall include the Global Advances referred to below) to purchase common stock of the Borrower from existing shareholders of the Borrower or to purchase stock of Mergersub not less than $29.5 million of which shall have been contributed by DLJMB and Global (including in the case of Global, the proceeds of not more than $1.6 million of advances by the Borrower to Global (the "Global Advances")), (iii) existing management of the Borrower shall have retained approximately $6.4 million of capital stock of the Borrower (the "Rollover Stock") and (iv) the Borrower shall have received gross proceeds of at least $100 million from the issuance by the Borrower of the Subordinated Notes. The Agent shall have received a copy, certified by an Executive Officer of the Borrower as true and complete, of the Subordinated Note Indenture as originally executed and delivered, together with all exhibits and schedules thereto.

               (i) Officer's General Closing Certificate. The Agent shall have received a certificate executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Agent, stating that (A) each Credit Party is in compliance with all existing financial obligations (after giving effect to the Transaction), (B) the conditions precedent set forth in clauses (g) and (h) have been satisfied,
     (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would reasonably be expected to have a Material Adverse Effect, (D) no material adverse change has occurred since December 31, 1997 in the business, assets, properties, operations, financial condition or prospects of the Consolidated Parties taken as a whole and (E) immediately after giving effect to the Transaction, (1) no Default or Event of Default exists, (2) all representations and warranties contained in Section 6 are true and correct in all material respects subject to the limitations set forth therein as of the Closing Date (or, if any such representation and warranty is made as of an earlier date, as of such date), (3) after giving effect to the Transaction, the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 7.11 (assuming for purposes hereof that such financial covenants were measured as of, and for the 12-month period ending on, the last day of the most recent calendar month ending at least 30 days prior to the Closing Date) and (4) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed $20,000,000.

               (j) Officer's Solvency Certificate. The Agent shall have received a certificate executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Agent, regarding the Solvency of each of the Credit Parties.

               (k) Solvency Opinion. Receipt by the Agent of an opinion from Houlihan, Lokey, Howard & Zukin as to the solvency of the Credit Parties on a consolidated basis after giving effect to the Transaction.

               (l) Material Adverse Effect. No material adverse change shall have occurred since December 31, 1997 in the business, assets, properties, operations, financial condition or prospects of the Consolidated Parties taken as a whole.

               (m) Litigation. There shall not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transaction in the manner contemplated by the Merger Agreement or (ii) any pending or threatened action, suit, investigation or proceeding against a Consolidated Party in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

               (n) Other Indebtedness. Receipt by the Agent of evidence that, after giving effect to the Transaction, the Consolidated Parties shall have no Funded Indebtedness other than (i) the Indebtedness under the Credit Documents and (ii) the Indebtedness under the Subordinated Note Indenture and Subordinated Notes and other Indebtedness permitted under
     Section 8.1.

               (o) Availability. After giving effect to the Transaction, including the initial Loans made and Letters of Credit issued hereunder on the Closing Date, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed $18,000,000.

               (p) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Agent's Fee Letter to the extent invoiced not less than one Business Day prior to the Closing Date.

               (q) Payoff Letters. Receipt by the Agent of executed payoff letters with respect to each item of Indebtedness of the Credit Parties which will be repaid in full on the Closing Date and which contain agreements to release all Liens securing such Indebtedness.

               (r) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by the Agent.

          5.2 Conditions to all Extensions of Credit.

          The obligations of each Lender to make any Loan (other than Revolving Loans pursuant to Sections 2.2(c) and 2.3(b)) and of the Issuing Lender to issue or extend any Letter of Credit (including the initial Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

               (a) The Borrower shall have delivered in the case of any Revolving Loan, an appropriate Notice of Borrowing or (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of
     Section 2.2(b);


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



               (b) The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

               (c) There shall not have been commenced against any Consolidated Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

               (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;

               (e) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Committed Amount.

The delivery of each Notice of Borrowing and each request for a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b), (c), (d) and (e) above as of the date of the proposed borrowing or issuance, as the case may be.


                                   SECTION 6

                         REPRESENTATIONS AND WARRANTIES

          The Credit Parties hereby represent to the Agent and each Lender that:

          6.1 Financial Condition.

               (a) The audited consolidated balance sheet and statement of operations of the Consolidated Parties as of and for the fiscal year ended December 31, 1998 (including the notes thereto) copies of which have heretofore been furnished to each Lender, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. The unaudited interim consolidated balance sheets of the Consolidated Parties as at the end of, and the related unaudited interim consolidated statements of operations of the Consolidated Parties for, each calendar month ended during the period after December 31, 1998 and prior to the date thirty (30) days prior to the Closing Date, copies of which have heretofore been furnished to each Lender, (i) have been prepared in a manner consistent with the audited financial statements referred to in the preceding sentence and (ii) present fairly the consolidated


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



     financial condition and results of operations of the Consolidated Parties as of such date and for such periods. During the period from December 31, 1998 to and including the Closing Date, except pursuant to the Transaction, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date. As of the Closing Date, the Borrower and its Subsidiaries have no material liabilities (contingent or otherwise) that are not reflected in the foregoing financial statements or in the notes thereto and are required to be so reflected.

               (b) The pro forma consolidated balance sheet of the Consolidated Parties as of December 31, 1998 giving effect to the Transaction in accordance with the terms of the Merger Agreement, a copy of which has heretofore been furnished to each Lender is based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

               (c) The financial statements delivered to the Lenders pursuant to Section 7.1(a) and (b), (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.1(a) and (b)) and
     (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, in the case of audited financial statements) the consolidated financial condition and cash flows of the Consolidated Parties as of such date and for such periods, subject (in the case of unaudited financial statements) to the absence of footnotes and changes resulting from audit, and normal year end audit adjustments.

          6.2 No Material Change.

          Since December 31, 1998, there has been no development or event relating to or affecting a Consolidated Party which has had a Material Adverse Effect.

          6.3 Organization and Good Standing.

          Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing or a lack of such corporate power and authority would not reasonably be expected to have a Material Adverse Effect.

          6.4 Power; Authorization; Enforceable Obligations.

          Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party, except for (i) consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made, (ii) filings to perfect the Liens created by the Collateral Documents or (iii) consents, authorizations, notices and filings, the failure of which to make, obtain or take would not reasonably be expected to have a Material Adverse Effect. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of each Credit Party which is a party thereto. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          6.5 No Conflicts.

          Neither the execution and delivery of the Credit Documents by any Credit Party which is a party thereto, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by any such Credit Party will (a) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to such Credit Party the violation or contravention of or conflict with, in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of or contravention of or conflict with, in the aggregate, would have a Material Adverse Effect, or (c) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

          6.6 No Default.

          No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have a Material Adverse Effect.

          6.7 Ownership.

          Except to the extent that failure to do so has not had and would not reasonably be expected to have a Material Adverse Effect, each Consolidated Party is the owner of, and has good and marketable title to, all of its respective assets.

          6.8 Taxes.

          Each Consolidated Party has filed, or caused to be filed, all federal income and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) the failure to pay which would not reasonably be expected to have a Material Adverse Effect. No Credit Party is aware as of the Closing Date of any proposed material tax assessments against it or any other Consolidated Party.

          6.9 ERISA.

          Except as disclosed and described in Schedule 6.9 attached hereto or as have not had, and would not reasonably be expected to have, a Material Adverse Effect:

               (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Executive Officers of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in
     Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

               (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

               (c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Executive Officers of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Executive Officers of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

               (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

               (e) Neither any Consolidated Party nor any ERISA Affiliates has any liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.

               (f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 11.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Code.

          6.10 Subsidiaries.

          Set forth on Schedule 6.10 is a complete and accurate list of all Subsidiaries of each Consolidated Party as of the Closing Date. The information on Schedule 6.10 includes, as of the Closing Date, the jurisdiction of incorporation, the number of shares of each class of Capital Stock outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Consolidated Party and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. As of the Closing Date the outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Consolidated Party, directly or indirectly, free and clear of all Liens (other than Permitted Liens). Other than as set forth in
Schedule 6.10, no Consolidated Party has outstanding on the Closing Date any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding as of the Closing Date any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

          6.11 Other Credit Documents.

          The representations and warranties made by each Credit Party in any other Credit Document are true and correct, in each case as of the date each such representation and warranty is made or deemed made thereunder.

          6.12 Governmental Regulations, Etc.

               (a) No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly in violation of Regulation U or X.

               (b) No Consolidated Party is subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act, each as amended. In addition, no Consolidated Party is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               (c) Each Consolidated Party has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the ownership of its respective Property and to the conduct of its respective businesses as presently conducted, except to the extent that the failure to obtain or hold any of the foregoing has not had and would not reasonably be expected to have a Material Adverse Effect.

         6.13     Environmental Matters.

          Except as disclosed and described in Schedule 6.13 attached hereto or as have not resulted and would not reasonably be expected to result in a Material Adverse Effect:

               (a) Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the "Real Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Consolidated Parties (the "Businesses"), and there are no conditions relating to the


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     Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

               (b) None of the Real Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws.

               (c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Executive Officer of any Credit Party have actual knowledge or reason to believe that any such notice will be received or is being threatened.

               (d) Materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law.

               (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Executive Officers of the Credit Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

               (f) There has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws.

          6.14 Intellectual Property.

          Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use would not have a Material Adverse Effect. Set forth on Schedule
6.14 is a list of all Intellectual Property owned by each Consolidated Party or that any Consolidated Party has the right to use on the Closing Date. Except as provided on Schedule 6.14, on the Closing Date no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and, to the knowledge of the Executive Officers of the


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Credit Parties, the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not have a Material Adverse Effect.

          6.15 Solvency.

          Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement (including without limitation the Transaction), will be solvent (as reasonably determined by the Borrower).

          6.16 Location of Collateral.

          Set forth on Schedule 6.16(a) is a list as of the Closing Date of all material real property located in the United States and owned or leased by any Credit Party with street address and state where located. Set forth on Schedule 6.16(b) is a list as of the Closing Date of all locations where any material tangible personal property of a Consolidated Party is located, including street address and state where located. Set forth on Schedule 6.16(c) is the chief executive office and principal place of business of each Consolidated Party as of the Closing Date.

          6.17 Disclosure.

          This Credit Agreement, the financial statements delivered to the Lenders and the other documents, certificates or statements furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein in light of the circumstances under which they were made not materially misleading.

          6.18 Brokers' Fees.

          No Consolidated Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

          6.19 Labor Matters.

          There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date.

          6.20 Nature of Business.

          As of the Closing Date, the Consolidated Parties are engaged in the business of manufacturing and supplying tactical electronic defense warfare products and systems.

          6.21 Representations and Warranties from Merger Agreement.


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          As of the Closing Date, each of the representations and warranties made in the Merger Agreement by each of the parties thereto is true and correct in all material respects (or, if any such representation and warranty is made as of an earlier date, as of such date).

          6.22 Year 2000 Compliance.

          Each of the Credit Parties has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' businesses and operations (including those affected by suppliers, vendors and customers) that would reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications may not be able to recognize and properly perform date-sensitive functions after December 31, 1999) except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, each Credit Party believes that all computer applications (including those of its suppliers, vendors and customers except the United States or any agency or instrumentality thereof) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

          6.23 Litigation.

          Except as disclosed in Schedule 6.23, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the actual knowledge of any Executive Officer of any Credit Party, threatened against any Consolidated Party which would reasonably be expected to have a Material Adverse Effect.


                                   SECTION 7

                             AFFIRMATIVE COVENANTS

          Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

          7.1 Information Covenants.

          The Credit Parties will furnish, or cause to be furnished, to the Agent and each of the Lenders:

               (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Consolidated Parties, a consolidated balance sheet of the Consolidated Parties as of the end of such fiscal year, together with related consolidated statements of operations and shareholders' equity (deficit) and of cash


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     flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be audited by Pricewaterhouse Coopers or other independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern or as to the limited scope of examinations as to matters relevant to such financial statements or as to the limited books and records with respect thereto (except, in the case of matters relating to any acquired business or assets or any books and records related thereto, in respect of the period prior to the acquisition thereof by any Consolidated Party).

               (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Consolidated Parties, a consolidated balance sheet of the Consolidated Parties as of the end of such fiscal quarter, together with related consolidated statements of operations and shareholders' equity (deficit) for such fiscal quarter and the related statements of cash flows for the portion of the fiscal year ended at the end of such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in form and detail consistent with the audited financial statements delivered pursuant to
     Section 7.1(a) and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to the absence of footnotes and changes resulting from audit and normal year-end audit adjustments.

               (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

               (d) Annual Business Plan and Budgets. Not more than 45 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1999, an annual business plan and budget of the Consolidated Parties for the next fiscal year.

               (e) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.


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



               (f) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.

               (g) Reports. Promptly (i) upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Consolidated Party shall have filed with the Securities and Exchange Commission and
     (ii) upon transmission thereof, copies of all financial information, notices and reports as any Consolidated Party shall send to the holders (other than an Affiliate) of any Indebtedness owed by any Consolidated Party, in their capacities as such holders.

               (h) Notices. Within 5 Business Days after any Executive Officer of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Agent immediately of (i) (if it is then continuing) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to any Consolidated Party
     (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect.

               (i) ERISA. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit
     Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the


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     Department of Labor and/or the Internal Revenue Service pursuant to
     ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

               (j) Environmental.

                    (i) Upon the reasonable written request of the Agent following the occurrence of any event or the discovery of any condition which event or condition the Agent or the Required Lenders reasonably believe has caused any of the representations and warranties set forth in Section 6.13 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Agent, at the Credit Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Real Properties (as defined in Section 6.13) and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Agent may arrange for same, and the Consolidated Parties hereby grant to the Agent and their representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

                    (ii) The Consolidated Parties will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on or from any of the Real Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Real Properties, to the extent any failure to take such action would reasonably be expected to have a Material Adverse Effect.

               (k) Additional Patents and Trademarks. At the time of delivery of the financial statements and reports provided for in Section 7.1(a) and
     (b), a report signed by an Executive Officer of the Borrower setting forth
     (i) a list of registration numbers for all federally registered patents, trademarks, service marks, tradenames and copyrights awarded to any Consolidated Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted to the U.S. Patent and Trademark Office or U.S. Copyright Office by any Consolidated Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Agent.

               (l) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any


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     Consolidated Party as the Agent or the Required Lenders may reasonably request but subject to any limitations arising under applicable laws, rules and regulations (including, without limitation, any regulations of the United States Department of Defense or any agency of any foreign government) and any contract to which any Consolidated Party is a party (including, without limitation, any contract with the United States Department of Defense or any branch of the United States military or any foreign government or any agency or instrumentality thereof).

          7.2 Preservation of Existence and Franchises.

          Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority except (other than with respect to existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          7.3 Books and Records.

          Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

          7.4 Compliance with Law.

          Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction would reasonably be expected to have a Material Adverse Effect.

          7.5 Payment of Taxes and Other Indebtedness.

          Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or
(ii) if the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          7.6 Insurance.

               (a) Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts,


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



     covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Consolidated Party or any other Person shall affect the rights of the Agent or the Lenders under such policy or policies. The insurance coverage of the Consolidated Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

               (b) In the event that the Consolidated Parties receive Net Cash Proceeds in excess of $2,000,000 in aggregate amount during any fiscal year of the Consolidated Parties ("Excess Proceeds") on account of any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Consolidated Parties (with respect to any Consolidated Party, an "Involuntary Disposition"), the Credit Parties shall, within the period of 180 days following the date of receipt of such Excess Proceeds, either (i) apply (or cause to be applied) an amount equal to such Excess Proceeds to make Eligible Reinvestments, including but not limited to the repair or replacement of the related Property or (ii) retain such Excess Proceeds of such Involuntary Disposition as cash on hand. All excess proceeds received by any Credit Party shall be subject to the security interest of the Agent (for the ratable benefit of the Lenders) under the Collateral Documents. Pending final application of the Net Cash Proceeds of any Involuntary Disposition, the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

          7.7 Maintenance of Property.

          Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          7.8 Performance of Obligations.

          Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.


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          7.9 Use of Proceeds.

          The Borrower will use the proceeds of the Loans solely to effect the Transaction, to pay fees and expenses related to the Transaction and to provide for working capital and general corporate purposes. The Borrower will use the Letters of Credit only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

          7.10 Audits/Inspections.

          Upon reasonable notice and during normal business hours (but in no event, unless an Event of Default has occurred and is continuing, more than once in each fiscal year), each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers, to, at the expense of the Lenders (or, if an Event of Default has occurred and is continuing, at the expense of the Credit Parties) visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person; provided that the obligations of each Credit Party under this Section 7.10 shall be subject to applicable laws, rules and regulations (including, without limitation, any regulations of the United States Department of Defense or any agency of any foreign government) and any contract to which any Consolidated Party is a party (including, without limitation, any contract with the United States Department of Defense or any branch of the United States military or any foreign government or any agency or instrumentality thereof). The Credit Parties agree that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Credit Parties.

          7.11 Financial Covenants.

               (a) Total Leverage Ratio. The Total Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to:

                    (i) for any fiscal quarter ending in the period from the Closing Date to and including December 31, 2000, 6.25 to 1.00;

                    (ii) for any fiscal quarter ending in the period from January 1, 2001 to and including December 31, 2001, 5.50 to 1.00;

                    (iii) for any fiscal quarter ending in the period from January 1, 2002 to and including December 31, 2002, 4.75 to 1.00;

                    (iv) for any fiscal quarter ending in the period from January 1, 2003 to and including December 31, 2003, 4.25 to 1.00; and


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                    (v) for any fiscal quarter ending in the period from
          January 1, 2004 and at all times thereafter, 4.00 to 1.00.

               (b) Senior Leverage Ratio. The Senior Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to 2.25 to 1.00.

               (c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to:

                    (i) for any fiscal quarter ending in the period from the Closing Date to and including December 31, 2000, 1.00 to 1.00;

                    (ii) for any fiscal quarter ending in the period from January 1, 2001 to and including December 31, 2001, 1.10 to 1.00; and

                    (iii) for any fiscal quarter ending in the period from January 1, 2002 and at all times thereafter, 1.20 to 1.00.

          7.12 Additional Guarantors.

          As soon as practicable and in any event within 60 days after any Person becomes a direct or indirect Subsidiary of the Borrower or a Joint Venture, the Borrower shall provide the Agent with written notice thereof and shall (a) if such Person is a Wholly Owned Domestic Subsidiary, cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.12, (b) if such Person is a Domestic Subsidiary or a Domestic Joint Venture, cause 100% of the issued and outstanding Capital Stock of such Person held directly by the Borrower or a Wholly Owned Subsidiary of the Borrower to be delivered to the Agent (together with undated stock powers signed in blank) and pledged to the Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement, (c) if such Person is a direct Material Foreign Subsidiary of a Credit Party or a Material Foreign Joint Venture, cause 65% (or such greater percentage which would not result in all or any portion of the undistributed earnings of such Material Foreign Subsidiary for federal income tax purposes to be treated as a deemed dividend to such Material Foreign Subsidiary's United States parent or would otherwise have any adverse effect on the Credit Parties with respect to Taxes or Other Taxes or any taxes excluded from the definition of "Taxes") of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg.
Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or, in each case, such lesser percentage thereof as is owned directly by the Credit Parties, of such Person to be delivered to the Agent (together with undated stock powers signed in blank (unless, with respect to a Material Foreign Subsidiary or Material Foreign Joint Venture, such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)) and pledged to the Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and (d) if such Person is a Wholly Owned Domestic Subsidiary, cause such Person to (i) if such Person has any Eligible Real Property, deliver to the Agent (or, in the case of items relating to leased property, use commercially reasonable efforts to deliver to the Agent), with respect to such Eligible Real


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Property, documents, instruments and other items of the types required to be delivered pursuant to Section 7.15(b) all in form, content and scope reasonably satisfactory to the Agent and (ii) deliver (or, in the case of items relating to leased property, use commercially reasonable efforts to deliver to the Agent) such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, items of the types required to be delivered pursuant to Section 5.1(b), (c) and (d) and
Section 7.15(b), all in form, content and scope reasonably satisfactory to the Agent.

          7.13 Pledged Assets.

          Each Credit Party will cause (or, in the case of items relating to leased Eligible Real Property, will use commercially reasonable efforts to cause) (i) all of its owned personal property located in the United States other than Excluded Property and (ii) all of its Eligible Real Property, to be subject at all times to perfected and, in the case of Eligible Real Property (whether leased or owned), title insured Liens in favor of the Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case only to Permitted Liens; provided, that (i) with respect to Eligible Real Property acquired by a Credit Party after the Closing Date, such Lien need not attach or be perfected prior to the date 60 days after the acquisition of such Eligible Real Property and
(ii) filings in respect of federally registered intellectual property need not be made more frequently than once in each fiscal quarter. With respect to any Eligible Real Property acquired by any Credit Party subsequent to the Closing Date and required by this Section 7.13 to be pledged to the Agent, such Person will cause to be delivered to the Agent with respect to such Eligible Real Property documents, instruments and other items of the types required to be delivered pursuant to Section 7.15(b) in form acceptable to the Agent. Without limiting the generality of the above, the Credit Parties will cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and Domestic Joint Venture owned by them and (ii) 65% (or such greater percentage which would not result in all or any portion of the undistributed earnings of such Material Foreign Subsidiary or Material Foreign Joint Venture for federal income tax purposes to be treated as a deemed dividend to such Material Foreign Subsidiary's United States parent or would otherwise have any adverse effect on the Credit Parties with respect to Taxes or Other Taxes or any taxes excluded from the definition of "Taxes") of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or, in each case, such lesser percentage thereof as is owned directly by the Credit Parties, of each Material Foreign Subsidiary and Material Foreign Joint Venture directly owned by any Credit Party, to be subject at all times to a perfected Lien in favor of the Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Agent shall reasonably request subject in each case only to Permitted Liens.

          If, subsequent to the Closing Date, a Credit Party shall (a) acquire any federally registered intellectual property, securities, instruments, chattel paper or other personal property required to be pledged to the Agent as Collateral hereunder or under any of the Collateral Documents or (b) acquire or lease any Eligible Real Property, the Credit Parties shall promptly (or, in the case of federally registered intellectual property, not less than once in each fiscal quarter) notify the


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Agent of same. Each Credit Party shall take such action (including but not limited to the actions set forth in Section 5.1(d) and Section 7.15(b)) at its own expense as requested by the Agent to ensure (or, in the case of any leased Eligible Real Property, use commercially reasonable efforts to ensure) that the Agent has a perfected Lien to secure the Credit Party Obligations in (i) all owned personal property (other than Excluded Property) of the Credit Parties located in the United States and (ii) all Eligible Real Property, subject in each case only to Permitted Liens. Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement; provided, that (i) with respect to Eligible Real Property acquired by a Credit Party after the Closing Date, such Lien need not attach or be perfected prior to the date 60 days after the acquisition of such Eligible Real Property and (ii) filings in respect of federally registered intellectual property need not be made more frequently than once in each fiscal quarter.

          7.14 Year 2000 Compliance.

          The Borrower will promptly notify the Agent in the event any Credit Party discovers or determines that any computer application (including those of its suppliers, vendors and customers (other than the United States or any foreign government or any agency or instrumentality of any of the foregoing)) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

          7.15 Income and Assets of Credit Parties.

          The Credit Parties will (i) at all times own at least 80% of Consolidated Total Assets and (ii) as of as of the last day of each fiscal quarter of the Consolidated Parties for the four quarter period then ended, cause the portion of Consolidated EBITDA attributable to the Credit Parties to be at least 80% of Consolidated EBITDA for such period.

          7.16 Further Assurances.

               (a) Within 60 days following the Closing Date, the Borrower shall cause Condor Data Management, Ltd. to be dissolved.

               (b) In the case of Eligible Real Property (subject to the provisions of subclause (iii) below), the Borrower shall deliver to the Agent, within 60 days following the Closing Date:

                    (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a "Mortgage Instrument" and collectively the "Mortgage Instruments") encumbering the fee interest and/or leasehold interest of any Credit Party in the Eligible Real Property set forth on Schedule 6.16(a) (each a "Mortgaged Property" and collectively the "Mortgaged Properties");

                    (ii) a title report obtained by the Credit Parties in respect of each of the Mortgaged Properties;


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                    (iii) in the case of each real property leasehold interest of any Credit Party constituting Mortgaged Property, (a) such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Agent and which can be obtained by the Borrower through the use of commercially reasonable efforts (such efforts not to include the payment of money or the granting of concessions), which estoppel letters shall be in the form and substance reasonably satisfactory to the Agent, and if the Borrower is unable to obtain such estoppel letters, consents and waivers containing at a minimum the landlord's consent to a mortgage by the Borrower of its leasehold interest after using commercially reasonable efforts and as a result, such leased Eligible Real Property cannot be pledged to the Agent, then the requirements of this Section 7.15(b) shall not be applicable to such leased Eligible Real Property and (b) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Agent, has been or will be recorded in all places to the extent necessary or desirable and which can be obtained by the Borrower through the use of commercially reasonable efforts (such efforts not to include the payment of money or the granting of other concessions), in the reasonable judgment of the Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders;

                    (iv) maps or plats of an as-built survey of the sites of the Eligible Real Property covered by the Mortgage Instruments certified to the Agent and the title insurance company issuing the policy referred to in Section 7.15(b)(v) (the "Title Insurance Company") in a manner reasonably satisfactory to each of the Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Agent and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;


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



                    (v) ALTA mortgagee title insurance policies issued by the Title Insurance Company (the "Mortgage Policies"), in amounts not less than 120% of the fair market value (as reasonably determined by the Agent) of the Mortgaged Properties with respect to any particular Mortgaged Property, assuring the Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent;

                    (vi) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party's written acknowledgment of receipt of written notification from the Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing flood insurance satisfactory to the Agent and naming the Agent as sole loss payee on behalf of the Lenders; and

                    (vii) evidence reasonably satisfactory to the Agent that each of the Mortgaged Properties, and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable laws, regulations and ordinances including without limitation health and environmental protection laws, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for each of the Mortgaged Properties, the permitted uses of each such Mortgaged Properties under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990.


                                   SECTION 8

                               NEGATIVE COVENANTS

          Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:


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          8.1 Indebtedness.

          The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

               (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

               (b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.1, and renewals, refinancings and extensions thereof, provided that no such renewal, refinancing or extension shall (i) be on terms and conditions less favorable to the obligor thereof than the terms and conditions of such Indebtedness as of the Closing Date or (ii) shall increase the amount of such Indebtedness as of the Closing Date;

               (c) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $2,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and
     (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

               (d) obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

               (e) intercompany Indebtedness arising out of loans, advances and Guaranty Obligations permitted under Section 8.6; and

               (f) Indebtedness arising under the Subordinated Note Indenture and the Subordinated Notes in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding; and

               (g) other secured or unsecured Indebtedness hereafter incurred by any Consolidated Party provided that the total of all such Indebtedness shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; and

               (h) other unsecured Indebtedness hereafter incurred by any Consolidated Party provided that the total of all such Indebtedness shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding.

          8.2 Liens.

          The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.


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          8.3 Nature of Business.

          The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date, provided that any Consolidated Party may engage in similar lines of business to the business engaged in by the Consolidated Parties on the Closing Date, and in any business reasonably related thereto.

          8.4 Consolidation, Merger, Dissolution, etc.

          Except in connection with an Asset Disposition permitted by the terms of Section 8.5, the Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Credit Party other than the Borrower may merge or consolidate with any other Credit Party other than the Borrower or with the Borrower subject to compliance with clause
(a), (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that (i) such Credit Party shall be the continuing or surviving corporation and (ii) upon giving effect to such transaction, no Default or Event of Default would exist, (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party, (e) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that if the Borrower is a party to such merger, the Borrower shall be the continuing or surviving corporation, and (f) any Wholly-Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not have a Material Adverse Effect.

          8.5 Asset Dispositions.

          The Credit Parties will not permit any Consolidated Party to make any Asset Disposition (including, without limitation, any Sale and Leaseback Transaction) unless (a) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents or Eligible Assets, (b) the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date (other than any such transaction to the extent that the consideration received consists of Eligible Assets or the Net Cash Proceeds thereof are used to make Eligible Reinvestments within 180 days of receipt of the proceeds thereof) shall not exceed $10,000,000, and (c) if the aggregate net book value of the assets sold or otherwise disposed of in any such transactions exceeds $2,000,000, the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, no Event of Default under Section 7.11 would exist hereunder.

          Upon a sale of assets or the sale of Capital Stock of a Consolidated Party permitted by this Section 8.5, the Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties' request and at the Credit Parties' expense, such documentation as is reasonably necessary to evidence the release of the Agent's security interest, if any, in such assets or Capital Stock, including, without limitation, amendments or terminations of UCC financing statements, if any, the


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return of stock certificates, if any, and the release of such Consolidated Party from all of its obligations, if any, under the Credit Documents.

          8.6 Investments.

          The Credit Parties will not permit any Consolidated Party to make Investments in or to any Person, except for Permitted Investments; provided, however, that any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent" may continue to be held, notwithstanding that such Investment if made thereafter would not comply with such requirements.

          8.7 Restricted Payments.

          The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) in the case of any Consolidated Party other than the Borrower, to make dividends or other distributions payable ratably to the holders of all shares of any class of Capital Stock of such Consolidated Party, (c) payments by the Borrower to redeem or repurchase shares of its common stock following the death, termination, disability, retirement or other separation of employment of any employee of any Consolidated Party (or the heirs, estate or legal representative of such employee) that is the beneficial holder thereof and (d) as permitted by Section 8.8 or Section 8.9.

          8.8 Other Indebtedness.

          The Credit Parties will not permit any Consolidated Party to (a) if any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness of such Consolidated Party if such amendment or modification would add or change any terms in a manner materially adverse to such Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (ii) except for the exchange of the Subordinated Notes for notes with identical terms registered pursuant to the registration rights agreement referred to in the Subordinated Note Indenture and for exchanges of temporary Subordinated Notes for permanent global Subordinated Notes or definitive Subordinated Notes or other exchanges of Subordinated Notes for other Subordinated Notes, all as set forth in the Subordinated Note Indenture, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Consolidated Party, (b) amend or modify (or permit the amendment or modification of) any of the subordination provisions of the Subordinated Note Indenture, (c) make interest payments (including payment of accrued interest and premium, if any, payable in connection with a redemption of the Subordinated Notes permitted under this Section 8.8) in respect of the Indebtedness arising under the Subordinated Note Indenture in violation of the subordination provisions of the Subordinated Note Indenture or (d) except for the exchange of the Subordinated Notes for notes with identical terms registered pursuant to the registration rights


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



agreement referred to in the Subordinated Note Indenture and for exchanges of temporary Subordinated Notes for permanent global Subordinated Notes or definitive Subordinated Notes or other exchanges of Subordinated Notes for other Subordinated Notes, all as set forth in the Subordinated Note Indenture, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment, redemption, acquisition for value or defeasance of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness arising under the Subordinated Note Indenture and the Subordinated Notes.

          8.9 Transactions with Affiliates.

          The Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Credit Party, (b) transfers of cash and assets to any Credit Party, (c) transactions permitted by Section 8.1,
Section 8.4, Section 8.5, Section 8.6, or Section 8.7, (d) normal compensation and reimbursement of expenses of officers and directors, (e) payments by the Borrower to the Sponsors on the Closing Date of an investment banking fee of up to $2,100,000, (f) provided that no Default or Event of Default has occurred and is continuing, payments by the Borrower to the Sponsors of reasonable expenses from time to time of the Sponsors, (g) the arrangements listed on
Schedule 8.9 hereto and (h) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

          8.10 Fiscal Year.

          The Credit Parties will not permit any Consolidated Party to change its fiscal year.

          8.11 Limitation on Restricted Actions.

          The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to
(a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Credit Party and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) the Subordinated Note Indenture and the Subordinated Notes, in each case as in effect as of the Closing Date, (iii) applicable law or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.


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



          8.12 Capital Expenditures.

          The Credit Parties will not permit Consolidated Capital Expenditures for any fiscal year to exceed the sum of (i) $5,000,000 plus (ii) 4% of the revenues of the Person or Property acquired in each Permitted Acquisition consummated prior to the applicable date of determination under this Section
8.12 (in respect of any fiscal year, the "Base Capex Amount"); provided that, if the aggregate amount of Consolidated Capital Expenditures actually made in any such fiscal year shall be less than the Base Capex Amount for such fiscal year (before giving effect to any increase therein pursuant to this proviso), then the amount of such shortfall (up to an amount equal to 50% of the Base Capex Amount for such fiscal year, without giving effect to this proviso) shall be available for Consolidated Capital Expenditures for the immediately succeeding fiscal year (but not for any future period) and shall be deemed to be used prior to using the amount of Consolidated Capital Expenditures permitted by this Section 8.12 in such succeeding fiscal year, without giving effect to such carry-forward.

          8.13 No Further Negative Pledges.

          The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets for the purpose of securing the Credit Party Obligations of the types described in clauses (i) and (ii) of the definition of such term set forth in
Section 1.1, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if security is given for the Credit Party Obligations of the types described in clauses (i) and (ii) of the definition of such term set forth in Section 1.1, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to the Subordinated Note Indenture and the Subordinated Notes, in each case as in effect as of the Closing Date, (c) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (d) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

          8.14 Operating Lease Obligations.

          The Credit Parties will not permit any Consolidated Party to enter into, assume or permit to exist any obligations for the payment of rental under Operating Leases which in the aggregate for all such Persons in any fiscal year would exceed the sum of (i) $3,500,000 plus (ii) 4% of the revenues of the Person or Property acquired in each Permitted Acquisition consummated prior to the applicable date of determination under this Section 8.14.

          8.15 Limitation on Bank Accounts, etc.

          The Credit Parties will not permit any Credit Party to (i) open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (A) the Collection Account,
(B) payroll accounts and (C) any other account subject to a bank agency agreement having substantially the same effect as the Bank Agency Agreement or
(ii) take any action to cause the account debtors of such Credit Party to make any payments due in respect of


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



any accounts receivable owing to the Borrower from such Person other than directly to the Collection Account or an account described in clause (C).


                                   SECTION 9

                               EVENTS OF DEFAULT

          9.1 Events of Default.

          An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

               (a) Payment. Any Credit Party shall

                    (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

                    (ii) default, and such default shall continue for five (5) or more days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

               (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

               (c) Covenants. Any Credit Party shall

                    (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2 (with respect to the existence of the Borrower), 7.9, 7.11, 7.12, 7.13 or 8.1 through 8.15, inclusive;

                    (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b), (c) or
          (d) and such default shall continue unremedied for a period of at least 15 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

                    (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit


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          Document and such default shall continue unremedied for a period of at least 30 days after notice thereof by the Agent; or

               (d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens purported to be created thereby, or any Credit Party shall so state in writing; or

               (e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section
     8.4 or Section 8.5, the guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person after the Closing Date in accordance with Section 7.12) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

               (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

               (g) Defaults under Other Agreements.

                    (i) One or more material contracts with the United States government or any agency or instrumentality thereof to which any Consolidated Party is a party shall be terminated (other than as a result of the expiration of the terms thereof) and not replaced and
          (A) such contracts, in the aggregate, constitute at least 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended and with respect to which the Borrower has delivered the Required Financial Information and (B) such terminations, in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

                    (ii) With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $2,000,000 in the aggregate for the Consolidated Parties taken as a whole, (A) either (1) a default in any payment shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or (2) a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist and, in each case, be continuing, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or


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               (h) Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $2,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has not contested coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

               (i) ERISA. Any of the following events or conditions, if such event or condition has had a Material Adverse Effect: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and
     Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

               (j) Subordinated Note Indentures. (i) There shall occur and be continuing any Event of Default under and as defined in the Subordinated
     Note Indenture, (ii) any of the Credit Party Obligations for any reason shall cease to be "Designated Senior Indebtedness" under and as defined in the Subordinated Note Indenture or (iii) any Indebtedness other than the Credit Party Obligations shall constitute "Designated Senior Indebtedness" under and as defined in the Subordinated Note Indenture; or

               (k) Ownership. There shall occur a Change of Control.

          9.2 Acceleration; Remedies.

          Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 11.6) or cured, the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

               (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.


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               (b) Acceleration. Declare the unpaid principal of and any
     accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

               (c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

               (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

          Notwithstanding the foregoing, if an Event of Default specified in
Section 9.1(f) shall occur with respect to the Borrower, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.


                                   SECTION 10

                               AGENCY PROVISIONS

          10.1 Appointment, Powers and Immunities.

          Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Credit Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Credit Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 10.5 and the first sentence of
Section 10.6 hereof shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any


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Credit Party or any other Person to perform any of its obligations thereunder;
(c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          10.2 Reliance by Agent.

          The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 11.3(b) hereof. As to any matters not expressly provided for by this Credit Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

          10.3 Defaults.

          The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or a Credit Party specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 10.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders (or such other Lenders as required by Section 11.6), provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

          10.4 Rights as a Lender.


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          With respect to its Commitment and the Loans made by it, Bank of
America (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Bank of America (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Agent, and Bank of America (and any successor acting as Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Credit Agreement or otherwise without having to account for the same to the Lenders.

          10.5 Indemnification.

          The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 11.5 hereof, but without limiting the obligations of the Credit Parties under such Section) ratably (in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding Revolving Loans, Swingline Loans and Participation Interests in Letters of Credit and Swingline Loans (including the Participation Interests of the Issuing Lender in Letters of Credit and the Participation Interests of the Swingline Lender in Swingline Loans)) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Credit Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Credit Parties under
Section 11.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Credit Parties. The agreements in this Section 10.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

          10.6 Non-Reliance on Agent and Other Lenders.

          Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Credit Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Agent or any of its Affiliates.


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



          10.7 Successor Agent.

          The Agent may resign at any time by giving notice thereof to the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall, with the consent of the Borrower unless an Event of Default has occurred and is continuing, have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, with the consent of the Borrower unless an Event of Default has occurred and is continuing, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          10.8 Documentation Agent.

          The Documentation Agent, in its capacity as such, shall have no rights, powers, duties, liabilities, fiduciary relationships or obligations under this Credit Agreement or any of the other documents related hereto.


                                   SECTION 11

                                 MISCELLANEOUS

          11.1 Notices.

          Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

          if to any Credit Party:

               Condor Systems, Inc.
               2133 Samaritan Drive
               San Jose, California  95124
               Attn:  Gary Viljoen
               Telephone:  (408) 371-9580
               Telecopy:    (408) 371-5874


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



         if to the Agent:

               For notices of borrowing, payments and other administrative matters:

               Bank of America National
               Trust & Savings Association
               1850 Gateway Boulevard, 5th Floor
               Concord, California  94520
               Attn:  Josephine P. Flores
               Telephone:  (510) 675-8500
               Telecopy:    (510) 675-8374

               For all other notices (including with respect to amendments and waivers):

               Bank of America National
               Trust & Savings Association
               1455 Market Street, 12th Floor
               San Francisco, California  94103
               Attn:  Dietmar Schiel
               Telephone:  (415) 436-2769
               Telecopy:    (415) 436-3425

          11.2 Right of Set-Off; Adjustments.

          Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person then due that are now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand hereunder or thereunder. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

          11.3 Benefit of Agreement.

               (a) This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; provided further that the rights of each Lender


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



     to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3.

               (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that

                    (i) each such assignment shall be to an Eligible Assignee;

                    (ii) except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any fund that invests in bank loans and is advised or managed by an investment advisor to an existing Lender or an assignment of all of a Lender's rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $1,000,000 in excess thereof; and

                    (iii) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit 11.3(b) (an "Assignment Agreement"), together with any Note subject to such assignment and a processing fee of $3,500.

     Upon execution, delivery, and acceptance of such Assignment Agreement by the Agent, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Agent and the Credit Parties shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Credit Parties and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.11.

               (c) The Agent shall maintain at its address referred to in
     Section 11.1 a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan or other Credit Party Obligations shall be effective only upon an entry with respect thereto being made in the Register.

               (d) Upon its receipt of an Assignment Agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing


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



     fee, the Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

               (e) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment or its Loans); provided, however, that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled (subject to the limitations and obligations set forth herein) to the benefit of the yield protection provisions contained in Sections 3.7 through 3.12, inclusive, and, to the fullest extent permitted under applicable law, the right of set-off contained in Section 11.2, and (iv) the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Credit Party Obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

               (f) Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

               (g) Any Lender may furnish any information concerning the Consolidated Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.14 hereof.

          11.4 No Waiver; Remedies Cumulative.

          No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.


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



          11.5 Expenses; Indemnification.

               (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of a single law firm (and any necessary local or special counsel) for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered hereunder.

               (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any investigation, litigation, or proceeding or preparation of defense in connection with the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Credit Parties agree not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated therein or the actual or proposed use of the proceeds of the Loans.

               (c) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 11.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

          11.6 Amendments, Waivers and Consents.

          Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment,


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



change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower and acknowledged by the Agent, provided, however, that:

               (a) without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended to

                    (i) extend the final maturity of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

                    (ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees hereunder,

                    (iii) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

                    (iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender),

                    (v) except as the result of or in connection with an Asset Disposition permitted by Section 8.5, release all or substantially all of the Collateral,

                    (vi) except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party permitted under Section 8.4, release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents,

                    (vii) amend, modify or waive any provision of this Section 11.6,

                    (viii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or

                    (ix) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

               (b) without the consent of the Agent, no provision of Section 10 may be amended;

               (c) without the consent of the Issuing Lender, no provision of
     Section 2.2 may be amended; and


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               (d) without the consent of the Swingline Lender, no provision of
     Section 2.3 may be amended.

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of
     Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

          11.7 Counterparts.

          This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

          11.8 Headings.

          The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

          11.9 Survival.

          All indemnities set forth herein, including, without limitation, in
Section 2.2(i), 3.11, 3.12, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

          11.10 Governing Law; Submission to Jurisdiction; Venue.

               (a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York located in New York City, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

               (b) Each of the Credit Parties, to the fullest extent permitted under applicable law, hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

               (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE AGENT, THE LENDERS (INCLUDING THE ISSUING LENDER AND THE SWINGLINE LENDER) AND EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          11.11 Severability.

          If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

          11.12 Entirety.

          This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

          11.13 Binding Effect; Termination.

               (a) This Credit Agreement shall become effective at such time when it shall have been executed by each Credit Party and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender (including the Issuing Lender and the Swingline Lender), and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender (including the Issuing Lender and the Swingline Lender) and their respective successors and assigns.

               (b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Credit Party Obligations of the types described in clauses (i) of the definition of such term set forth in
     Section 1.1 have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

          11.14 Confidentiality.

          The Agent and each Lender (including the Issuing Lender and the Swingline Lender) (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Credit Parties in connection with or pursuant to this Credit Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the Credit Facilities, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this
Section 11.14) and (k) subject to provisions substantially similar to those contained in this Section 11.14, to any actual or proposed participant or assignee.

          11.15 Source of Funds.

          Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

               (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

               (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection

     (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

               (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under
     Section 401(c)(1)(A) of ERISA; or

               (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 11.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

          11.16 Conflict.

          To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

          11.17 California Corporation Code Section 500.

          Pursuant to and for purposes of Section 506(b) of the General Corporation Law of the State of California, each Lender hereby consents to the payments to be made to the shareholders of the Borrower pursuant to the Merger.


                           [Signature Page to Follow]

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                           CONDOR SYSTEMS, INC.


                                    By: /s/ John L. Taft
                                       ----------------------------------------
                                    Name: John L. Taft
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


GUARANTORS:                         WJCS, INC.


                                    By: /s/ John L. Taft
                                       ----------------------------------------
                                    Name: John L. Taft
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    AIRWAVE TECHNOLOGY, INC.


                                    By: /s/ John L. Taft
                                       ----------------------------------------
                                    Name: John L. Taft
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    AIRWAVE CAPITAL, INC.


                                    By: /s/ John L. Taft
                                       ----------------------------------------
                                    Name: John L. Taft
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    CEI SYSTEMS, INC.


                                    By: /s/ John L. Taft
                                       ----------------------------------------
                                    Name: John L. Taft
                                         --------------------------------------
                                    Title:
                                          -------------------------------------

AGENT:                              BANK OF AMERICA NATIONAL
                                    TRUST AND SAVINGS ASSOCIATION,
                                    in its capacity as Agent


                                    By: /s/ Dietmar Schiel
                                       ----------------------------------------
                                    Name: Dietmar Schiel
                                         --------------------------------------
                                    Title: Vice President
                                          -------------------------------------


LENDERS:                            BANK OF AMERICA NATIONAL
                                    TRUST AND SAVINGS ASSOCIATION,
                                    in its capacity as a Lender


                                    By: /s/ Heidi-Anne Sandquist
                                       ----------------------------------------
                                    Name: Heidi-Anne Sandquist
                                         --------------------------------------
                                    Title: Vice President
                                          -------------------------------------

                                    ANTARES CAPITAL CORPORATION,
                                    in its capacity as Documentation Agent and individually as a Lender


                                    By: /s/ illegible signature
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title: Director
                                          -------------------------------------

                                    PARIBAS


                                    By: /s/ Marc A. Preiser
                                       ----------------------------------------
                                    Name: Marc A. Preiser
                                         --------------------------------------
                                    Title: Vice President
                                          -------------------------------------

                                    By: /s/ John W. Kopcha
                                       ----------------------------------------
                                    Name: John W. Kopcha
                                         --------------------------------------
                                    Title: Director
                                          -------------------------------------